EXHIBIT 1.1

EXECUTION COPY

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

PAA/VULCAN GAS STORAGE, LLC

dated as of September 13, 2005

TABLE OF CONTENTS

Section

ARTICLE 1 DEFINITIONS

ARTICLE 2 GENERAL
2.1	Formation
2.2	Principal Office
2.3	Registered Office and Registered Agent
2.4	Purpose of the Company
2.5	Date of Dissolution
2.6	Qualification
2.7	Members
2.8	Reliance by Third Parties

ARTICLE 3 CAPITALIZATION OF THE COMPANY
3.1	Initial Capital Contributions
3.2	Additional Capital Contributions; Adjustments to Percentage Interests
3.3	Loans
3.4	Maintenance of Capital Accounts.
3.5	Capital Withdrawal Rights, Interest and Priority
3.6	Determination of Fair Market Value

ARTICLE 4 DISTRIBUTIONS
4.1	Distributions of Available Cash
4.2	Persons Entitled to Distributions
4.3	Limitations on Distributions

ARTICLE 5 ALLOCATIONS
5.1	Profits
5.2	Losses
5.3	Regulatory Allocations
5.4	Tax Allocations: Code Section 704(c)
5.5	Change in Percentage Interests
5.6	Withholding

ARTICLE 6 MEMBERS’ MEETINGS
6.1	Meetings of Members; Place of Meetings
6.2	Quorum; Voting Requirement
6.3	[Intentionally Omitted]
6.4	Action Without Meeting
6.5	Notice
6.6	Waiver of Notice

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ARTICLE 7 MANAGEMENT AND CONTROL
7.1	Management
7.2	Officers
7.3	Board
7.4	Meetings of the Board
7.5	Quorum and Acts of the Board
7.6	Electronic Communications
7.7	Committees of Directors
7.8	Compensation of Directors
7.9	Directors as Agents
7.10	Matters Requiring Board Approval
7.11	Matters Requiring Member Approval
7.12	Disputes between a Member and the Company

ARTICLE 8 DUTIES; LIABILITY AND INDEMNIFICATION
8.1	Duties of Managers, Members and Directors
8.2	Limitation on Liability of Directors and Officers
8.3	Indemnification

ARTICLE 9 TRANSFERS OF MEMBERSHIP INTERESTS
9.1	General Restrictions
9.2	Permitted Transferees
9.3	Substitute Members
9.4	Effect of Admission as a Substitute Member
9.5	Consent
9.6	No Dissolution
9.7	Additional Members
9.8	Right of First Offer
9.9	Tag-Along Rights
9.10	Remedies

ARTICLE 10 DISSOLUTION AND TERMINATION
10.1	Events Causing Dissolution
10.2	Final Accounting
10.3	Distributions Following Dissolution and Termination
10.4	Termination of the Company
10.5	No Action for Dissolution

ARTICLE 11 TAX MATTERS
11.1	Tax Matters Member
11.2	Certain Authorizations
11.3	Indemnity of Tax Matters Member
11.4	Information Furnished
11.5	Notice of Proceedings, etc.
11.6	Notices to Tax Matters Member
11.7	Preparation of Tax Returns
11.8	Tax Elections

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11.9	Taxation as a Partnership

ARTICLE 12 ACCOUNTING AND BANK ACCOUNTS
12.1	Fiscal Year and Accounting Method
12.2	Books and Records
12.3	Delivery to Members; Inspection
12.4	Financial Statements
12.5	Filings
12.6	Non-Disclosure

ARTICLE 13 NON-COMPETITION
13.1	Non-Competition
13.2	Restricted Business
13.3	Damages
13.4	Limitations

ARTICLE 14 ADMINISTRATIVE SERVICES
14.1	Administrative Services
14.2	Services Standard
14.3	Termination

ARTICLE 15 MISCELLANEOUS
15.1	Waiver of Default
15.2	Amendment
15.3	No Third Party Rights
15.4	Severability
15.5	Nature of Interest in the Company
15.6	Binding Agreement
15.7	Headings
15.8	Word Meanings
15.9	Counterparts
15.10	Entire Agreement
15.11	Partition
15.12	Governing Law; Consent to Jurisdiction and Venue

Schedules

Schedule 1	-	Designated Projects
Schedule 2	-	Initial Approved Projects
Schedule 3.1	-	Members, Capital Contributions and Percentage Interests
Schedule 7.3	-	Initial Directors

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PAA/VULCAN GAS STORAGE, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of PAA/VULCAN GAS STORAGE, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the 13TH day of September, 2005, by and between the Persons executing this Agreement on the signature pages hereto as a member (together with such other Persons that may hereafter become members as provided herein, but excluding any such Person who has ceased to be a member, referred to collectively as the “Members” or, individually, as a “Member”).

WHEREAS, the Members formed the Company by filing the Certificate with the Delaware Secretary of State and executing a Limited Liability Company Agreement of PAA/Vulcan Gas Storage, LLC dated as of August 18, 2005 (the “Original Agreement”);

WHEREAS, the Members desire to amend and restate the Original Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Members hereby amend and restate the Original Agreement in its entirety as set forth herein.

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Acceptable Marketable Securities” shall have the meaning set forth in Section 9.9(b).

“Acceptance Notice” shall have the meaning set forth in Section 9.8(b).

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended from time to time, and the provisions of succeeding law.

“Additional Interest” means any Additional Percentage Interest or any Additional Issued Interest.

“Additional Issued Interest” means any Membership Interests, partnership interests, capital stock, or other equity interest in the Company (but excluding any Additional Percentage Interest) or any of its Subsidiaries or any other securities (including rights, warrants and options) convertible into, exchangeable for or exercisable for any of Membership Interests or partnership interests, capital stock, or other equity interests in the Company or any of its Subsidiaries, whether or not presently convertible, exchangeable or exercisable.

“Additional Percentage Interest” means any increase in a Percentage Interest of an Initial Member in exchange for a Capital Contribution.

 “Adjusted Capital Account Deficit” means, with respect to a Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Period, after giving effect to the following adjustments:

(a)           Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)           Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

“Administrative Services” shall have the meaning set forth in Section 14.1.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  No Member or any of its Affiliates shall be deemed to be an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.  None of Plains All American GP LLC, Plains AAP, L.P., PAA or any of their respective subsidiaries (collectively, the “PAA Group”) shall be deemed to be an Affiliate of Vulcan or any of its Affiliates (other than any member of the PAA Group to the extent it would otherwise be an Affiliate of Vulcan, collectively, the “Vulcan Group”), and no member of the Vulcan Group shall be deemed to be an Affiliate of any member of the PAA Group.

“Agreement” shall have the meaning set forth in the preamble hereof, as the same may be amended from time to time in accordance with the terms hereof.

“Appraiser” shall have the meaning set forth in Section 3.6.

“Authorized Representative” shall have the meaning set forth in Section 6.1.

“Available Cash” means, with respect to a fiscal quarter, all cash and cash equivalents of the Company at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Manager to (a) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such quarter or (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets or Property is subject; provided, however, that distributions made by an operating Subsidiary to the Company or cash reserves established, increased or reduced after the expiration of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, during such quarter if the Manager so determines in its reasonable discretion.

“Base Member” shall have the meaning set forth in Section 9.2(a).

“BGS Debt” means the debt financing in the amounts, and on terms that are substantially consistent with (but subject to reasonable modifications as may be required by market conditions), those set forth in the commitment letter, dated August 17, 2005, from Bank of America, N.A. to the Company and PAA.

“BGS Project” means the natural gas storage facility located in Macombe and St. Clair Counties, Michigan, which is owned by Bluewater Gas Storage, LLC.

“Board” means the Board of Directors of the Company.

“Business” means (i) the Gas Storage Business and (ii) the exploration, development, production and exploitation of the Bluewater Oil Reserves (as defined in the Purchase Agreement).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Called Interest Value” means, with respect to a Membership Interest, the fair market value in U.S. dollars of such Membership Interest as of the Valuation Date that would reasonably be expected to be realized in an open-market sale on arm’s-length terms to a Person who is not an Affiliate of the seller, having regard to all relevant factors, including (x) the availability or lack of availability of a market for such Membership Interest or (y) any minority discount that would otherwise be applicable to such Membership Interest.  “Valuation Date” means, with respect to a particular determination, the date on which the Transfer to the Non-Qualifying Transferee with respect to which such determination is being made occurred.

“Capital Account” means, with respect to any Member, a separate account established by the Company and maintained for each Member in accordance with Section 3.4 hereof.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended or restated from time to time.

“Change of Control” means, with respect to Vulcan (if it is a Member at such time) or any direct or indirect Permitted Transferee of Vulcan (if it is a substitute Member at such time), that it ceases to be an Affiliate of Vulcan Capital Private Equity I LLC.

“Closing Date” shall have the meaning set forth in the Purchase Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Minimum Gain” shall have the same meaning as “partnership minimum gain” as set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d).

“Company Affiliate” shall have the meaning set forth in Section 8.2.

“Depreciation” means, for each Fiscal Period or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Designated Projects” means those acquisitions described on Schedule 1.

“Directors” shall have the meaning set forth in Section 7.2(a).

“EBITDA” means, for any period, the sum of consolidated net income (as determined in accordance with GAAP) of the Company and its Subsidiaries for such period plus the following expenses or charges to the extent deducted from consolidated net income in such period: interest, income taxes, depreciation, depletion, amortization and other similar non-cash charges, minus all non-cash income added to consolidated net income.

“Encumbrance” means any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, encumbrance, adverse claim, any defect or imperfection in title, preferential arrangement or restriction, right to purchase, right of first refusal or other burden or encumbrance of any kind, other than those imposed by this Agreement.

“Fair Market Value” shall have the meaning set forth in Section 3.6.

“Fair Value of the Company” means, as of a particular date, the value (including for the avoidance of doubt the control premium associated with a sale of all of the equity of a company), expressed in US dollars, that would be obtained at such time in a sale to an unaffiliated buyer on arm’s-length terms of all of the equity of the Company on a stand-alone basis and, for avoidance of doubt, shall not be subject to any discount for a sale of a minority interest.

“Fiscal Period” shall mean, subject to the provisions of Section 706 of the Code, (i) the period commencing on the date of formation and ending on December 31, 2005, (ii) any subsequent 12 month period commencing on January 1 and ending on December 31, (iii) the period commencing on the later of the formation of the Company or January 1 and ending on the date, if any, on which all of the assets of the Company are distributed to the Members pursuant to Article X, and (iv) any portion of the period described in clauses (i), (ii) or (iii) of this definition for which the Company is required to allocate Profits and Losses or other items of Company income, gain, loss, deduction or credit pursuant to Article V.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Gas Storage Business” means the development, acquisition, ownership and operation of natural gas storage facilities and related services.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows and as otherwise provided in Section 3.2(b):

(a)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Board; provided, however, that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 3.1 hereof shall be as set forth in such section or the schedule referred to therein;

(b)           The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as reasonably determined by the Board as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (iii) the grant of an interest in the Company to any new or existing Member for the provision of services; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(c)           The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution, as reasonably determined by the Board; and

(d)           The Gross Asset Value of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of such assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of Profits and Losses or Section 5.3(f) hereof; provided, however, that Gross Asset values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) above is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Initial Approved Projects” means those acquisitions described on Schedule 2.

“Initial Capital Contribution” means the Capital Contributions made on the Initial Capital Contribution Date pursuant to Section 3.1.

“Initial Capital Contribution Date” means the earlier to occur of (i) the Closing Date or (ii) such date as may be determined by the Board upon not less than three Business Days’ notice to the Members of such date.

“Initial Directors” shall have the meaning set forth in Section 7.2(a)(i).

“Initial Members” means PAA and Vulcan and any Person acquiring all of the Membership Interest of either of the foregoing.

“Institutional Investments” shall have the meaning set forth in Section 13.2(a).

“Liquidating Trustee” shall have the meaning set forth in Section 10.3.

“Losses” shall have the meaning set forth in the definition of “Profits” and “Losses”.

“Majority in Interest” means Members owning more than fifty percent (50%) of the total Percentage Interests held by all Members.

“Manager” means PAA or, if Vulcan elects to designate the Manager during any PAA Minority Interest Period, Vulcan or an Affiliate of Vulcan designated by Vulcan; provided that as a condition to becoming and continuing as Manager, Vulcan or any Person that Vulcan designates as Manager shall have, as of the end of the most recently completed fiscal quarter, a net worth of at least the greater of (x) US$100,000,000 and (y) an amount equal to 20% of the enterprise value of the Company, in each case based on the most recent audited consolidated balance sheet of such Person (or the Company, as applicable) prepared in accordance with GAAP.

“Manager Indemnified Acts” shall have the meaning set forth in Section 8.1(b).

“Manager Indemnified Parties” shall have the meaning set forth in Section 8.1(b).

“Member” or “Members” shall have the meaning set forth in the preamble hereof.

“Member Nonrecourse Debt” shall have the same meaning as “partner nonrecourse debt” as set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

“Member Nonrecourse Deductions” shall have the same meaning as “partner nonrecourse deductions” as set forth in Regulations Section 1.704-2(i).

“Membership Interest” means a Member’s limited liability company interest in the Company which refers to all of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in this Agreement and the Act, including (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company, including through the Board; and

(d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

“Membership Transfer” shall have the meaning set forth in Section 9.1(b).

“Non-Qualified Transferee” shall have the meaning set forth in Section 9.2(a).

“Nonrecourse Deductions” shall have the meaning specified in Regulations Section 1.704-2(b).

“Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.704-2(b)(3).

“Notice” means a writing (including an electronic writing), containing the information required by this Agreement to be communicated to a party, and shall be deemed to have been received (a) when personally delivered or sent by telecopy or electronic mail (except that if such writing is delivered or sent at a time that is not during normal business hours on a Business Day, the notice shall be deemed to have been received the next Business Day), (b) one day following delivery by overnight delivery courier, with all delivery charges pre-paid, or (c) on the third Business Day following the date on which it was sent by United States mail, postage prepaid, to such party, in each case, at the address, email address or fax number, as the case may be, of such party as shown on the records of the Company.

“Offer Notice “ shall have the meaning set forth in Section 9.8.

“Offer Option Period” shall have the meaning set forth in Section 9.8.

“Offer Price” shall have the meaning set forth in Section 9.8.

“Officer” shall have the meaning set forth in Section 7.2.

“Original Agreement” shall have the meaning set forth in the recitals.

“Other Initial Member” shall have the meaning set forth in Section 9.8.

“Other Approved Project” means any project owned (or to be owned) by the Company or under development (or to be developed) by the Company (other than the BGS Project or the PPEC Project), in each case that was approved in writing by each of the Initial Members (or the Director or Directors designated by each Initial Member), regardless of whether approval of such project by the Initial Members or the Board is or was otherwise required under this Agreement.  Notwithstanding the foregoing, the Initial Approved Projects and the Designated Projects constitute Other Approved Projects.

“PAA” means Plains All American Pipeline, L.P., a Delaware limited partnership; provided that when used in reference to PAA in its capacity as a Member, such term shall also refer to any of its Permitted Transferees that is admitted as a substitute Member; provided, further that no such substitution shall relieve Plains All American Pipeline, L.P. from its obligations under this Agreement.

“PAA Minority Interest Period” means any time that PAA is a Member but its Percentage Interest is less than 25%.

“Percentage Interest” of a Member means (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Person’s Membership Interest, the aggregate percentage of Membership Interests of such Member set forth on Schedule 3.1 hereto, and (b) in the case of an additional Member admitted pursuant to Section 9.7, the Percentage Interest established pursuant thereto and in accordance with Section 3.2(b), in each case as the same may be modified from time to time as provided herein; provided, that the total of all Percentage Interests always shall equal 100%.

“Permitted Transfer” means:

(a)           a Transfer of any or all of the Membership Interest by any Member who is a natural person to (i) such Member’s spouse, children (including legally adopted children and stepchildren), spouses of children or grandchildren or spouses of grandchildren; (ii) a trust for the benefit of the Member and/or any of the Persons described in clause (i); or (iii) a limited partnership or limited liability company whose sole partners or members, as the case may be, are the Member and/or any of the Persons described in clause (i) or clause (ii); provided, that in any of clauses (i), (ii) or (iii), the Member transferring such Membership Interest, or portion thereof, retains exclusive power to exercise all rights under this Agreement;

(b)           a Transfer of any or all of the Membership Interest by any Member to the Company; or

(c)           a Transfer of any or all of the Membership Interest by a Member to any Affiliate of such Member; provided, however, that such transfer shall be a Permitted Transfer only so long as such Membership Interest, or portion; thereof, is held by such Affiliate or is otherwise transferred in another Permitted Transfer;

provided, however, that no Permitted Transfer shall be effective unless and until the transferee of the Membership Interest, or portion thereof, so transferred complies with Section 9.1(b).  Except in the case of a Permitted Transfer pursuant to clause (b) above, from and after the date on which a Permitted Transfer becomes effective, the Permitted Transferee of the Membership Interest, or portion thereof, so transferred shall have the same rights, and shall be bound by the same obligations, under this Agreement as the transferor of such Membership Interest, or portion thereof, and shall be deemed for all purposes hereunder a Member and such Permitted Transferee shall, as a condition to such Transfer, agree in writing to be bound by the terms of this Agreement.  No Permitted Transfer shall conflict with or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation or require the Company, if not currently subject, to become subject, or if currently subject, to become subject to a greater extent, to any statute, law, ordinance, rule or regulation, excluding matters of a ministerial nature that are not materially burdensome to the Company.

“Permitted Transferee” means any Person who shall have acquired and who shall hold a Membership Interest, or portion thereof, pursuant to a Permitted Transfer.

“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

“PPEC Debt” means debt financing in the amounts, and on terms that are substantially consistent with (but subject to reasonable modifications as may be required by market conditions), those set forth in the draft labeled “Skadden Comments 6/28/05” of the Summary of Terms and Conditions between ABN AMRO Bank N.V. and Pine Prairie Energy Center, LLC.

“PPEC Project” means the salt cavern natural gas storage facility located in Evangeline Parish, Louisiana, that is currently under development by Pine Prairie Energy Center, LLC.

“Profits” and “Losses” means, for each Fiscal Period, an amount equal to the Company’s net taxable income or loss, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in computing such taxable income or loss), with the following adjustments:

(a)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)           Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)           In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b), (c) or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)           Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Period, computed in accordance with the definition of Depreciation; and

(f)            To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to

Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

Notwithstanding any other provision of this definition, any items specially allocated pursuant to Section 5.3 shall not be considered in computing Profits and Losses.

“Project” shall have the meaning set forth in the Purchase Agreement, as in effect on the date of this Agreement.

“Property” means all assets, real or intangible, that the Company may own or otherwise have an interest in from time to time.

“Proposed Purchaser” shall have the meaning set forth in Section 9.9(a).

“Proposed Transferor” shall have the meaning set forth in Section 9.9(a).

“Proposed Value” shall have the meaning set forth in Section 3.6(c).

“Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated as of August 19, 2005, by and between Sempra Energy Trading Corp, a Delaware corporation, and the Company, as may be amended from time to time in compliance with Section 7.11(a)(xi) hereof.

“Qualifying Offer” shall have the meaning set forth in Section 9.8.

“Regulations” means the regulations, including temporary regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

“Regulatory Allocations” shall have the meaning set forth in Section 5.3(c).

“Relevant Parties” shall have the meaning set forth in Section 3.6.

“Representatives” shall have the meaning set forth in Section 12.6.

“Requesting Party” shall have the meaning set forth in Section 3.2(d).

“Selling Member” shall have the meaning set forth in Section 9.8.

“Subsidiary” means, with respect to a Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of either (x) the partnership or other similar ownership interest thereof or (y) the stock or equity interest of such partnership, association or other business entity’s general partner, managing member or other similar controlling Person, is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax Matters Member” shall have the meaning set forth in Article 11.

“Transfer” or “Transferred” means to give, sell, exchange, assign, transfer, bequeath, devise or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise.  For the avoidance of doubt, the creation of a lien, security interest, pledge, encumbrance, hypothecation or mortgage shall not be a Transfer, but a transfer upon (or in lieu of) foreclosure of any lien, security interest, pledge, encumbrance, hypothecation or mortgage shall constitute a “Transfer”.  When referring to a Membership Interest, “Transfer” shall mean the Transfer of such Membership Interest whether of record, beneficially, by participation or otherwise.

“Transfer Closing” shall have the meaning set forth in Section 9.2(d).

“Transfer Closing Date” shall have the meaning set forth in Section 9.2(d).

“Transfer Notice” shall have the meaning set forth in Section 9.9(a).

“Transfer Request” shall have the meaning set forth in Section 9.9(a).

“Trigger Year” shall have the meaning set forth in Section 4.1.

“Vulcan” means Vulcan Gas Storage LLC, a Delaware limited liability company; provided that when used in reference to Vulcan in its capacity as a Member, such term shall also refer to any of its Permitted Transferees that is admitted as a substitute Member; provided, further that no such substitution shall relieve Vulcan Gas Storage LLC from its obligations under this Agreement.

“Vulcan Minority Interest Period” means any time that Vulcan is a Member but its Percentage Interest is less than 25%.

“Wholly-owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person where all of the outstanding capital stock or other ownership interests of which shall at the time be owned by such Person and/or by one or more Wholly-owned Subsidiaries of such Person.

ARTICLE 2
GENERAL

2.1           Formation.  The Company has been organized as a Delaware limited liability company by the filing of the Certificate with the Secretary of State of Delaware pursuant to the Act.  The name of the Company is “PAA/Vulcan Gas Storage, LLC”.  The rights and liabilities of the Members shall be as provided in the Act for Members except as provided herein.  To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, to the extent permitted by the Act, this Agreement shall control.

2.2           Principal Office.  The principal office of the Company shall be located at Houston, Texas, or at such other place(s) as the Board may determine from time to time.

2.3           Registered Office and Registered Agent.  The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate or as determined from time to time by the Board.

2.4           Purpose of the Company.  The Company’s purposes, and the nature of the business to be conducted and promoted by the Company, are (a) to engage in the Business and (b) to engage in any and all activities necessary, advisable, convenient or incidental to the foregoing.

2.5           Date of Dissolution.  The Company shall have perpetual existence unless the Company is dissolved pursuant to Article 10 hereof.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

2.6           Qualification.  Each of the President and Chief Executive Officer, any Vice President, the Secretary and any Assistant Secretary of the Company is hereby authorized to qualify the Company to do business as a foreign limited liability company in any jurisdiction in which the Company may wish to conduct business and each is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to so qualify to do business in any such state or territory.

2.7           Members.

(a)           Powers of Members.  The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement.  Except as expressly provided herein, the Members shall have no power to bind the Company and no authority to act on behalf of the Company.

(b)           Partition.  Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s Property.

(c)           Resignation.  Except upon a Transfer of all of its Membership Interests in accordance with this Agreement, a Member may not resign from the Company prior to the dissolution and winding up of the Company.  A Member ceases to be a Member only upon:  (i) a Permitted Transfer of all of such Member’s Membership Interest and the transferee’s admission as a substitute Member, all in accordance with the terms of this Agreement, or (ii) completion of dissolution and winding up of the Company pursuant to Article 10.

(d)           Ownership.  Each Membership Interest shall correspond to a “limited liability company interest” as is provided in the Act.  The Company shall be the owner of the Property.  No Member shall have any ownership interest or right in the Property, including Property conveyed by a Member to the Company, except indirectly by virtue of a Member’s ownership of a Membership Interest.

2.8           Reliance by Third Parties.  Except with respect to certain tax matters, Persons dealing with the Company shall be entitled to rely conclusively upon the power and authority of an Officer.

ARTICLE 3
CAPITALIZATION OF THE COMPANY

3.1           Initial Capital Contributions.  On the Initial Capital Contribution Date, each Initial Member shall make a Capital Contribution consisting of cash as set forth opposite such Member’s name on Schedule 3.1 hereto, as such amount may be adjusted by agreement of the Initial Members.  The initial Percentage Interest of each Initial Member following such Capital Contribution on the Initial Capital Contribution Date shall be as set forth on Schedule 3.1 hereto.

3.2           Additional Capital Contributions; Adjustments to Percentage Interests.

(a)           Except as set forth in Section 3.1 or Section 3.2(c), no Member shall be required to make any additional Capital Contribution.

(b)           If any Capital Contributions are made other than in cash, any related valuations of Gross Asset Value will be determined by the Board; provided, however, that if at the time such determination is to be made, the approval of both Initial Members is not required for such Board determination, then Gross Asset Value shall be determined by agreement of the Initial Members, or failing such agreement, by a third Person familiar with the valuation of such transactions selected by the Initial Members not later than ten (10) days after their approval of such issuance or, if the Initial Members fail to so select a third Person, then such third Person will be selected in accordance with the rules and procedures of the American Arbitration Association in Houston, Texas at the request of either Initial Member.  If any additional Capital Contributions are made by Members but not in proportion to their respective Percentage Interests, or if a new Member is admitted to the Company in exchange for a Capital Contribution, then the Percentage Interest of each Member shall be adjusted based upon the Fair Value of the Company at the time of such issuance or contribution, determined in accordance with Section 3.6.  If an Initial Member purchases Additional Interests in any Subsidiary as provided in Section 3.2(f) but not in proportion to its Percentage Interest, or if a third party purchases Additional Interests in such Subsidiary, then any adjustment to the percentage interests in such Subsidiary shall be adjusted based upon the Fair Value of the Subsidiary at the time of such issuance or contribution, determined in accordance with Section 3.6.  The names, addresses, Capital Contributions and Percentage Interests of the Members shall be reflected in the books and records of the Company.

(c)           If, subsequent to the making of the Initial Capital Contributions the Manager reasonably determines that:

(i)            the Company requires additional Capital Contributions in order to fund either of the Initial Approved Projects, the Manager may at any time and from time to time give written notice to each Initial Member of the amount(s) and date(s) on which such additional

Capital Contributions are required, and upon receipt of such notice each Initial Member shall make a Capital Contribution in cash to the Company equal to 50% of such additional required Capital Contribution (regardless of such Initial Member’s respective Percentage Interest at such time) on or before the due date specified in such notice; or

(ii)           the Company requires additional Capital Contributions for any other purpose, then to the extent (x) PAA does not (or is not entitled to) elect to provide such Capital Contributions and acquire Additional Percentage Interests pursuant to Section 3.2(e)(i) and (y) if such Capital Contribution is for the acquisition of a Designated Project, Vulcan does not exercise its right to acquire Additional Percentage Interests pursuant to Section 3.2(e)(iii), the Manager may at any time and from time to time give written notice to each Initial Member of the amount(s) and date(s) on which such additional Capital Contributions are required, and upon receipt of such notice each Initial Member shall make a Capital Contribution in cash to the Company equal to its share (based on its Percentage Interest at the time of such contribution) of such additional required Capital Contribution on or before the due date specified in such notice; provided, however, that the Manager shall have no right to require additional Capital Contributions from the Members pursuant to this Section 3.2(c)(ii) from and after such time as the aggregate amount of additional Capital Contributions by Vulcan pursuant to this Section 3.2(c)(ii) equals $10 million (and in no event shall the aggregate amount of additional Capital Contributions required by the Manager from Vulcan exceed $10 million); provided, further, however, that for purposes of determining whether such $10 million limitation shall have been met, any such additional Capital Contributions the proceeds of which are used to acquire or develop Other Approved Projects (other than any Designated Project with respect to which (x) Vulcan has not exercised its right to acquire Additional Percentage Interests pursuant to Section 3.2(e)(iii) and (y) the Manager has required Vulcan to make a Capital Contribution pursuant to this Section 3.2(c)(ii)) shall be disregarded.

(d)           If, subsequent to the making of the Initial Capital Contributions, the Manager or any Initial Member (i) reasonably determines that the Company or any of its Subsidiaries requires additional capital to fund capital expenditures that the Manager or such Initial Member reasonably believes are necessary for the BGS Project, the PPEC Project or any Other Approved Project or (ii) reasonably and in good faith determines that the Company or any of its Subsidiaries requires additional capital to prevent or cure a default under any material agreement, including any debt instrument, and (A) at such time the limit on additional Capital Contributions set forth in Section 3.2(c) has been reached and (B) the Manager desires to fund such capital through the sale or issuance by the Company or any Subsidiary of Additional Interests, the Company may, or may cause such Subsidiary, as applicable, to sell or issue such Additional Interests, provided that the Manager and the Company or such Subsidiary comply with Section 3.2(e) or Section 3.2(f), as applicable.

(e)           Prior to issuing any Additional Percentage Interests (other than any Additional Percentage Interests issued in exchange for Capital Contributions pursuant to Section 3.2(c)), the Manager (acting on behalf of the Company) shall comply with the following:

(i)            if at the time Additional Percentage Interests are to be issued PAA has a Percentage Interest that is less than 70%, then except with respect to Additional Percentage Interests issued in connection with the acquisition of any Initial Approved Project or any

Additional Percentage Interests issued in connection with the acquisition of a Designated Project with respect to which Vulcan has exercised its right pursuant to Section 3.2(e)(iii), PAA shall have the right, but not the obligation, to fund up to 100% of such Additional Percentage Interests up to an amount that would cause its Percentage Interest to equal 70% (and any remaining Additional Percentage Interests shall be issued in compliance with Section 3.2(c) or Section 3.2(e)(ii), as applicable); provided, that notwithstanding the foregoing, if the Fair Value of the Company at the time of the issuance of such Additional Percentage Interests is less than the Purchase Price (as defined in the Purchase Agreement), then the Additional Percentage Interests shall be issued in compliance with Section 3.2(e)(ii).

(ii)           If any Additional Percentage Interests are to be issued other than as provided in Section 3.2(c) or 3.2(e)(i) or (iii), then the Manager shall request that each Initial Member acquire such Additional Percentage Interests, in each case in proportion to its respective Percentage Interest at such time.  The request shall specify the amount(s) and date(s) on which such Additional Percentage Interest purchase(s) are required.  Each Initial Member shall have the right, but not the obligation, to fund its share of such Additional Percentage Interests in accordance with such request by notifying the Manager on or before the 10th Business Day following the request; provided, that in the case of Vulcan, such notice must be accompanied by assurances reasonably acceptable to PAA from Paul G. Allen (or another Person reasonably acceptable to PAA) that Vulcan will have sufficient funds for the purchase of such Additional Percentage Interests (it being agreed that, without limitation, a letter from Paul G. Allen or such other Person substantially in the form of Exhibit A hereto with respect to such funds shall constitute reasonably acceptable assurances).  If an Initial Member elects not to fund its share of such Additional Percentage Interests, then the other Initial Member shall have the right, but not the obligation, to fund the entire amount of such Additional Percentage Interests as provided in the request (and its Percentage Interest shall be adjusted as provided in Section 3.2(b)).

(iii)          If any Additional Percentage Interests are to be issued in order to fund any Designated Project, then the Manager shall request that each Initial Member acquire 50% of such Additional Percentage Interests (regardless of such Initial Member’s respective Percentage Interest at such time).  The request shall specify the amount(s) and date(s) on which such Additional Percentage Interest purchase(s) are required, and shall also provide each Initial Member with all material terms of such Designated Project.  Each Initial Member shall have the right, but not the obligation, to fund 50% of such Additional Percentage Interests in accordance with such request by notifying the Manager on or before the 10th Business Day following the request; provided, that in the case of Vulcan, such notice must be accompanied by assurances reasonably acceptable to PAA from Paul G. Allen (or another Person reasonably acceptable to PAA) that Vulcan will have sufficient funds for the purchase of such Additional Percentage Interests (it being agreed that, without limitation, a letter from Paul G. Allen or such other Person substantially in the form of Exhibit A hereto with respect to such funds shall constitute reasonably acceptable assurances).  If an Initial Member elects not to fund its share of such Additional Percentage Interests, then the other Initial Member shall have the right, but not the obligation, to fund the entire amount of such Additional Percentage Interests as provided in the request.  In any event, the Percentage Interest of any Initial Member acquiring Additional Percentage Interests hereunder shall be adjusted as provided in Section 3.2(b).

(f)            Prior to issuing or selling (or permitting or causing any Subsidiary to issue or sell) any Additional Issued Interests, the Manager (acting on behalf of the Company) shall request that each Initial Member acquire such Additional Issued Interest, in proportion to its respective Percentage Interest at such time.  The request shall specify the amount(s) and date(s) on which such Additional Issued Interest purchase(s) are required.  Each Initial Member shall have the right, but not the obligation, to fund its share of such Additional Issued Interest in accordance with such request by notifying the Manager on or before the 10th Business Day following the request; provided, that in the case of Vulcan, such notice must be accompanied by assurances reasonably acceptable to PAA from Paul G. Allen (or another Person reasonably acceptable to PAA) that Vulcan will have sufficient funds for the purchase of such Additional Issued Interest (it being agreed that, without limitation, a letter from Paul G. Allen or such other Person substantially in the form of Exhibit A hereto with respect to such funds shall constitute reasonably acceptable assurances).  If an Initial Member elects not to fund its share of such Additional Issued Interest, then the other Initial Member shall have the right, but not the obligation, to (A) fund the entire amount of such Additional Issued Interest as provided in the request (and its interest in the Company or Subsidiary shall be adjusted as provided in Section 3.2(b)) or (B) cause the Company to issue such Additional Issued Interests in the Company or such Subsidiary, whether in a private or public offering, including an initial public offering, to a third party or parties; provided, however, that (i) the Company may only cause a Subsidiary to issue, grant or sell any such Additional Issued Interest if the request to the Initial Members specified that the requested contribution would be made to such Subsidiary and (ii) the terms of such Additional Issued Interests and the terms on which such Additional Issued Interests are issued shall be no less favorable in any material respect to the Company (or such Subsidiary) than those set forth in the request to the Initial Members (allowing for customary underwriting commissions and discounts, dealer concession and reallowances, offering expenses and other transaction fees and costs).

3.3           Loans.

(a)           No Member shall be obligated to loan funds to the Company.  Loans by a Member to the Company shall not be considered Capital Contributions.  The amount of any such loan shall be a debt of the Company owed to such Member in accordance with the terms and conditions upon which such loan is made.

(b)           A Member may (but shall not be obligated to) guarantee a loan made to the Company.  If a Member guarantees a loan made to the Company and is required to make payment pursuant to such guarantee to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by such Member to the Company and not as an additional Capital Contribution.

3.4           Maintenance of Capital Accounts.

(a)           The Company shall maintain for each Member a separate Capital Account with respect to the Membership Interest owned by such Member in accordance with the following provisions:

(i)            To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s share of Profits (and items of income and gain) and (C) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member.  The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

(ii)           To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed, (B) such Member’s share of Losses (and items of loss and deduction) and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company;

(iii)          In the event Membership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the Transferred Membership Interests;

(iv)          In determining the amount of any liability for purposes of Sections 3.4(a)(i) and (ii) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations;

(v)           In addition to the adjustments specified by this Section 3.4, each Member’s Capital Account shall also be adjusted for any other increases or decreases required to be made to Capital Accounts pursuant to Code Section 704(b) and Regulations Section 1.704-1(b)(2)(iv).

(b)           The foregoing Section 3.4(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704(b) of the Code and Regulations Section 1.704-1(b) and, to the greatest extent practicable, shall be interpreted and applied in a manner consistent with such Regulation.  The Board in its discretion and to the extent otherwise consistent with the terms of this Agreement shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 704(b) of the Code and Regulations Section 1.704-1(b).

3.5           Capital Withdrawal Rights, Interest and Priority.  Except as expressly provided in this Agreement, no Member shall be entitled to (a) withdraw or reduce such Member’s Capital Contribution or to receive any distributions from the Company, or (b) receive or be credited with any interest on the balance of such Member’s Capital Contribution at any time.

3.6           Determination of Fair Market Value.  Any determination of the Fair Value of the Company or a Subsidiary or the Called Interest Value (for purposes of this Section 3.6, the “Fair Market Value”) shall be made as follows:

(a)           The Fair Market Value shall be an amount agreed upon by (i) the Initial Members in the case of Section 3.2(b) or (ii) the Company and the Non-Qualifying Transferee, in the case of Section 9.2 (in each case, the “Relevant Parties”) within five (5) Business Days after delivery of the notice required by such section.

(b)           If the Relevant Parties cannot agree on the Fair Market Value within such five (5) Business Day period, each of the Relevant Parties will submit its respective proposal as to the Fair Market Value (its “Proposed Value”) to the other Relevant Party within ten (10) Business Days after the expiration of such five (5) Business Day period.  If the higher Proposed Value is not more than 10% higher than the lower Proposed Value, then the Fair Market Value shall be equal to the average of such Proposed Values.

(c)           In the event that one of the Proposed Values submitted under subparagraph (b) is more than 10% higher than the other Proposed Value, then within ten Business Days after the submission of such proposals, the Relevant Parties shall jointly select and retain a managing director in an independent nationally recognized investment bank (the “Appraiser”).  In the event that such parties fail to jointly select the Appraiser within such time period, then at the request of either Relevant Party, the American Arbitration Association shall provide the Relevant Parties with a list of five Appraiser candidates and each of the Relevant Parties shall be allowed to strike two names from the list and rank the remaining Appraiser candidates in order of acceptance.  The American Arbitration Association shall select one of the Appraiser candidates remaining on both lists, taking into account the rankings of such candidates by the Relevant Parties.  The Appraiser shall be requested to make its determination within a period of 30 days after the deadline for submissions to be made by the Relevant Parties pursuant to subparagraph (d), or as soon as practicable thereafter.

(d)           Within five Business Days of the appointment of the Appraiser, each of the Relevant Parties shall submit to the Appraiser (i) such Relevant Party’s Proposed Value previously submitted to the other party pursuant to subparagraph (b), (ii) a list of factors that it believes to be relevant in the determination of the Fair Market Value, and (iii) the reasons for that Proposed Value.  In addition, each Relevant Party shall at the same time deliver to the other Relevant Party a copy of any submission or information it has supplied to the Appraiser.

(e)           The Appraiser shall then make its own determination of the Fair Market Value, having requested such further information from the Relevant Parties and/or the Company (if it is not a Relevant Party) as it shall require.

(f)            The Appraiser shall certify to each of the Relevant Parties and the Company (if it is not a Relevant Party) (i) that, having considered the respective submissions of each of the Relevant Parties, the Appraiser has made its own determination of the Fair Market Value according to the principles of this Agreement and (ii) which of the Proposed Values submitted by the Relevant Parties it determines to be closer to the Fair Market Value.  The Proposed Value submitted by either of the Relevant Parties so certified by the Appraiser pursuant to clause (ii) of the immediately preceding sentence shall thereupon be deemed to be the Fair Market Value.

(g)           The fees and expenses of the Appraiser shall be paid equally by the Relevant Parties.  The Appraiser shall act as an expert and not as an arbitrator and its determination shall be final and binding upon the Relevant Parties.  The Appraiser shall have no liability to any of the Relevant Parties or the Company in respect of its determination.

(h)           Notwithstanding anything in this Agreement to the contrary, any determination of Fair Market Value pursuant to this Section 3.6 shall be applicable only for purposes of the specific instance for which such Fair Market Value is determined, and shall not apply to any other instance requiring a determination of Fair Market Value.

ARTICLE 4
DISTRIBUTIONS

4.1           Distributions of Available Cash.

(a)           An amount equal to 100% of Available Cash with respect to each fiscal quarter of the Company shall be distributed to the Members in proportion to their relative Percentage Interests within 45 days after the end of such quarter; provided, however, that Vulcan hereby directs the Company to pay to PAA (on behalf of Vulcan), at such time as the Company makes distributions of Available Cash to the Members with respect to the first fiscal quarter of 2006 and the first fiscal quarter of each subsequent calendar year through and including 2015, in consideration of the provision by PAA of a disproportionate guaranty to Sempra Energy Trading Corp. in connection with the Purchase Agreement, the first $100,000 that otherwise would have been distributed to Vulcan with respect to such quarter (and if Vulcan’s share of Available Cash is insufficient to pay the entire $100,000, the shortfall will be carried forward and paid by the Company (on behalf of Vulcan) in the next fiscal quarter that such funds are available)

(b)           Notwithstanding Section 4.1(a), from and after the Trigger Year, PAA shall be entitled to the following distributions from Available Cash as a management fee prior to any additional distributions of Available Cash to the Members:

(i)            With respect to the first fiscal year of the Company that EBITDA (excluding accruals, if any, associated with the management fee described in this Section 4.1(b)) is greater than $75,000,000 (the “Trigger Year”), PAA shall receive a distribution equal to the product of (x) $6,000,000 and (y) the lesser of (A) five and (B) the number of full fiscal years of the Company (including the Trigger Year) that have occurred since the formation of the Company.  Subject to Section 4.1(c), such amount shall be paid from the distribution in respect of the fourth quarter of the Trigger Year.

(ii)           With respect to each fiscal year after the Trigger Year, PAA shall receive a distribution equal to the greater of (x) $2,000,000 and (y) 2% of EBITDA for such year.  The amounts payable under this clause (ii) shall be paid in equal quarterly installments of $500,000, and if any additional amount is payable pursuant to clause (ii)(y), subject to Section 4.1(c), such amount shall be paid from the distribution in respect of the fourth quarter of such year.

(c)           If Available Cash is insufficient to pay the entire amount payable pursuant to Section 4.1(b), the shortfall will be carried forward and paid by the Company in the next fiscal quarter that such funds are available.

(d)           The parties agree to treat amounts distributed to PAA pursuant to Section 4.1(b) as “guaranteed payments” pursuant to Section 707(c) of the Code (any such distribution, the “PAA Management Fee”).

4.2           Persons Entitled to Distributions.  All distributions of Available Cash to Members for a fiscal quarter pursuant to Section 4.1 shall be made to the Members shown on the records of the Company to be entitled thereto as of the last day of such quarter, unless the transferor and transferee of any Membership Interest otherwise agree in writing to a different distribution.

4.3           Limitations on Distributions

(a)           Notwithstanding any provision of this Agreement to the contrary, no distributions shall be made except pursuant to this Article 4 or Article 10.

(b)           Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 18-607 of the Act or other applicable law.

ARTICLE 5
ALLOCATIONS

5.1           Profits.  Profits for each Fiscal Period shall be allocated:

(a)           first, to those Members to which Losses have previously been allocated pursuant to Section 5.2(c) hereof so as to bring each such Member’s Capital Account to zero, pro rata in accordance with each such Member’s then existing Capital Account deficit; and

(b)           second, any remaining Profits shall be allocated among the Members in proportion to their respective Percentage Interests;

provided, however, that, for each Fiscal Period, Profits initially allocated to Vulcan pursuant to this Section 5.1 (but for this proviso) shall be reallocated to PAA in an amount equal to the excess, if any, of (x) the aggregate amount of Available Cash distributed to PAA pursuant to the proviso set forth in Section 4.1(a) for the current Fiscal Period and all prior Fiscal Periods over (y) the amount of Profits reallocated to PAA pursuant to this proviso for all prior Fiscal Periods.  Amounts reallocated for any Fiscal Period pursuant to this proviso shall be deemed to be reallocated first from amounts initially allocated to Vulcan pursuant to Section 5.1(b) to the extent thereof and then from amounts initially allocated to Vulcan pursuant to Section 5.1(a).

5.2           Losses.  Losses for each Fiscal Period shall be allocated:

(a)           first, to the Members to which Profits have previously been allocated pursuant to Section 5.1(b) pro rata in accordance with the excess, if any, of (i) the amount of Profits allocated to each Member pursuant to Section 5.1(b) over (ii) the amount of Losses previously allocated to such Member pursuant to this Section 5.2(a);

(b)           second, to Members in proportion to their positive Capital Account balances until such Capital Account balances have been reduced to zero; and

(c)           third, any remaining Losses shall be allocated among the Members in proportion to their respective Percentage Interests.

5.3           Regulatory Allocations.

The following special allocations shall be made in the following order and prior to any other allocations under this Agreement:

(a)           Minimum Gain Chargeback.  Notwithstanding any other provision of this Article V and except as otherwise provided in Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Fiscal Period of the Company, each Member shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f) and (j).  This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in such Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Member Minimum Gain Chargeback.  Notwithstanding any other provision of Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt, then, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i), shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and (j)(2).  This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Sections 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the

Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in the Agreement.

(d)           Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Period shall be allocated among the Members in accordance with their respective Percentage Interests.

(e)           Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Period of the Company or portion thereof shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i)(1).

(f)            Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset is required pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m) (2) or (4) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Sections of the Treasury Regulations.

(g)           Curative Allocations.  The allocations set forth in Sections 5.3(a), (b), (c), (d), (e) and (f) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.3(g).  Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all such items were allocated pursuant to Sections 5.1 and 5.2 without regard to the Regulatory Allocations.

5.4           Tax Allocations: Code Section 704(c).

(a)           Except as otherwise provided herein, for federal income tax purposes, (i) each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article V, and (ii) each tax credit shall be allocated to the Members in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to this Article V.

(b)           In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein of “Gross Asset Value”).  Any elections under Section 704(c) shall be made in accordance with Section 11.8.

(c)           In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition herein of “Gross Asset Value”, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(d)           Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.5           Change in Percentage Interests.  In the event that the Members’ Percentage Interests change during a Taxable Year, Profits and Losses shall be allocated taking into account the Members’ varying Percentage Interests for such Taxable Year, determined on a daily, monthly or other basis as determined by the Board, using any permissible method under Code Section 706 and the Regulations thereunder.

5.6           Withholding.  Each Member hereby authorizes the Company to withhold from income or distributions allocable to such Member and to pay over any taxes payable by the Company or any of its Affiliates as a result of such Member’s participation in the Company; if and to the extent that the Company shall be required to withhold any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a distribution from the Company as of the time such withholding is required to be paid, which distribution shall be deemed to be a distribution to such Member to the extent that the Member is then entitled to receive a distribution.  To the extent that the aggregate of such withholdings in respect of a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Member, with interest at the rate of interest per annum that Citibank, N.A., or any successor entity thereto, announces from time to time as its prime lending rate, which interest shall be treated as an item of Company income, until discharged by such Member by repayment, which may be made in the sole discretion of the Board out of distributions to which such Member would otherwise be subsequently entitled.  The withholdings referred to in this Section 5.6 shall be made at the maximum applicable statutory rate under applicable tax law unless the Board shall have received an opinion of counsel or other evidence, satisfactory to the Board, to the effect that a lower rate is applicable, or that no withholding is applicable.

ARTICLE 6
MEMBERS’ MEETINGS

6.1           Meetings of Members; Place of Meetings.  Regular meetings of the Members shall be held as determined by the Initial Members.  All meetings of the Members shall be held at a location either within or outside the State of Delaware as designated from time to time by the Board and stated in the Notice of the meeting or in a duly executed waiver of the Notice thereof.

Special meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law, and may be called by the Board or by either Initial Member.  A Member expecting to be absent from a meeting shall be entitled to designate in writing (or orally; provided, that such oral designation is later confirmed in writing) a proxy (an “Authorized Representative”) to act on behalf of such Member with respect to such meeting (to the same extent and with the same force and effect as the Member who has designated such Authorized Representative).  Such Authorized Representative shall have full power and authority to act and take actions or refrain from taking actions as the Member by whom such Authorized Representative has been designated.  Members and Authorized Representatives may participate in a meeting of the Members by means of conference telephone or other similar communication equipment whereby all Members or Authorized Representatives participating in the meeting can hear each other.  Participation in a meeting in this manner shall constitute presence in person at the meeting, except when a Member or Authorized Representative participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

6.2           Quorum; Voting Requirement.  The presence, in person or by proxy, of each of the Initial Members shall constitute a quorum for the transaction of business by the Members; provided, however, that notwithstanding the foregoing, (a) during any Vulcan Minority Interest Period, the presence of Vulcan shall only be required for a quorum if matters requiring the approval of Vulcan pursuant to Section 7.11 are to be decided at such meeting, and (b) during any PAA Minority Interest Period, the presence of PAA shall only be required for a quorum if matters requiring the approval of PAA pursuant to Section 7.11 are to be decided at such meeting.  The affirmative vote of each of the Initial Members shall constitute a valid decision of the Members, except that where a different vote is required by the Act or contemplated by this Agreement, such vote shall constitute a valid decision of the Members.

6.3           [Intentionally Omitted].

6.4           Action Without Meeting.  Any action required or permitted to be taken at any meeting of Members of the Company may be taken without a meeting, without prior notice and without a vote if a consent in writing setting forth the action so taken is signed by Members having not less than the minimum Percentage Interest that would be necessary to authorize or take such action at a meeting of the Members.  Prompt Notice of the taking of any action taken pursuant to this Section 6.4 by less than the unanimous written consent of the Members shall be given to those Members who have not consented in writing.

6.5           Notice.  Notice stating the place, day and hour of the meeting of Members and the purpose for which the meeting is called shall be delivered personally or sent by mail or by telecopier not less than two (2) Business Days nor more than sixty (60) days before the date of the meeting by or at the direction of the Board or other Persons calling the meeting, to each Member entitled to vote at such meeting.

6.6           Waiver of Notice.  When any Notice is required to be given to any Member hereunder, a waiver thereof in writing signed by the Member, whether before, at or after the time stated therein, shall be equivalent to the giving of such Notice.

ARTICLE 7
MANAGEMENT AND CONTROL

7.1           Management.

(a)           The management of the Company is fully vested in the Members.  To facilitate the orderly and efficient management of the Company, the Members shall act (a) through the Board pursuant to Section 7.3 and (b) through the delegation of certain responsibility and authority to the Manager pursuant to Section 7.1(b).  Neither the Manager nor the Directors or Officers shall constitute a “manager”, as that term is used in the Act.

(b)           Subject to the provisions of this Agreement, including Sections 7.10, 7.11, 7.12 and 11.8, and to the strategies and policies established from time to time by the Board (which strategies and policies shall not diminish the authority delegated to the Manager under this Agreement without the unanimous approval of the Board), the Members hereby delegate to the Manager the authority to manage the business, property and affairs of the Company, and all powers of the Company shall be exercised by or under the direction of the Manager. Without limiting the generality of the foregoing, but subject to Sections 7.10, 7.11, 7.12 and 11.8, and subject to the express limitations set forth elsewhere in this Agreement, the Manager shall have full authority and discretion and all necessary powers to (i) take any actions it deems necessary or advisable for the administration of the Company’s affairs and (ii) manage and carry out the purposes, business, property, and affairs of the Company, including the power to exercise, on behalf and in the name of the Company, all of the powers described in the Act.

(c)           Except as provided in Article 14 with respect to the Administrative Services and in Section 4.1, the Manager shall not be compensated for its services as Manager or as manager of any of the Subsidiaries of the Company.

(d)           The Company hereby designates the Manager to manage and operate the BGS Project for so long as it is the Manager, and the Company agrees that the Manager shall be entitled to delegate such authority and responsibility to any of its Affiliates, provided that no such delegation shall relieve the Manager from any of its obligations under this Agreement.

7.2           Officers.  Subject to Section 7.10(j), the Manager shall have the power to appoint any Person or Persons as the Company’s officers (the “Officers”) to act for the Company and to delegate to such Officers such of the powers as are granted to the Manager hereunder.  Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority).  Subject to Section 7.10(j), the Officers may have such titles as the Manager shall deem appropriate, which may include (but need not be limited to) President, Chief Executive Officer, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or Secretary.  A Director may be an Officer.  Unless the authority of an Officer is limited by the Manager, including any limits on spending authority, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority.  The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal.  Subject to Section 7.10(j), any Officer elected or appointed by the Manager may be removed at any time by the Manager.  Subject to Section 7.10(j), any vacancy occurring in any office of the Company shall be filled by the Manager.

7.3           Board.

(a)           The Board shall consist of four (4) individuals designated as directors of the Company (the “Directors”), and each Initial Member shall be entitled to designate two (2) Directors; provided, however, that notwithstanding the foregoing, (i) during any Vulcan Minority Interest Period, PAA shall be entitled to designate three (3) Directors and Vulcan shall be entitled to designate one (1) Director and (ii) during any PAA Minority Interest Period, Vulcan shall be entitled to designate three (3) Directors and PAA shall be entitled to designate one (1) Director.  The initial Directors are set forth on Schedule 7.3.

(b)           Each Director shall hold office until his or her death, resignation or removal.

(c)           Any individual designated by a Member as a Director may be removed at any time, with or without cause, only by such designating Member and the Members shall cooperate with respect to such removal, including voting in favor of such removal.  In the event of the death, resignation or removal of a Director, the Member that designated such Director may designate a replacement Director.

7.4           Meetings of the Board.  The Board may hold meetings, both regular and special, within or outside the State of Delaware.  Regular meetings of the Board may be called by any Director upon delivery of written or electronic mail Notice at least ten (10) days prior to the date of such meeting.  Special meetings of the Board may be called at the request of any Director upon delivery of written or electronic mail Notice sent to each other Director by the means most likely to reach such Director as may be determined by the Secretary in his best judgment so as to be received at least twenty-four (24) hours prior to the time of such meeting.  Notwithstanding anything contained herein to the contrary, such Notice may be telephonic if no other reasonable means are available.  Such Notices shall be accompanied by a proposed agenda or statement of purpose.  Regular meetings of the Board shall be held at least quarterly, and at each regular

Board meeting, the Manager shall report to the Board regarding the operating results of the Company and other material matters involving the Company or its Subsidiaries.

7.5           Quorum and Acts of the Board.  A majority of the Directors shall constitute a quorum for the transaction of business at all meetings of the Board, provided that except during any Vulcan Minority Interest Period or PAA Minority Interest Period, such majority shall include at least one Director appointed by each Initial Member.  Except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board.  If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

7.6           Electronic Communications.  Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.  If all the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the Company’s principal place of business.

7.7           Committees of Directors.  The Board, by unanimous resolution of all Directors present and voting at a duly constituted meeting of the Board at which a quorum exists, or by unanimous written consent, may designate one or more committees, each committee to consist of one (1) or more of the Directors.  In the event of the disqualification or resignation of a committee member, the Board shall appoint another member of the Board to fill such vacancy.  Any such committee, to the extent provided in the Board’s resolution, shall have and may exercise all the powers and authority of the Board subject to any limitations contained herein or in the Act.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

7.8           Compensation of Directors.  Each Director shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred by such Director in connection with attending Board meetings and such reasonable compensation as may be approved by both of the Initial Members; provided, however, that during any Vulcan Minority Interest Period or PAA Minority Interest Period, such compensation shall require only the approval of a majority of the Directors then in office.

7.9           Directors as Agents.  No Director, in such capacity, acting singly or with any other Director, shall have any authority or right to act on behalf of or bind the Company other than by exercising the Director’s voting power as a member of the Board, unless specifically authorized by the Board in each instance.

7.10         Matters Requiring Board Approval.  Subject to the provisions of this Agreement, including Section 7.11, without the prior approval of at least one Director designated by each Initial Member, the Company shall not, and, where applicable, shall not permit any of its Subsidiaries to, directly or indirectly, take or permit to be taken any of the following actions; provided, however, that notwithstanding the foregoing, during any Vulcan Minority Interest Period or PAA Minority Interest Period, such matters shall require only the approval of a majority of the Directors then in office:

(a)           Adopt or amend in any material respect the annual business plan, including the annual general and administrative budget and the capital expenditure budget; provided that no such approval shall be required with respect to any expenditure to be funded pursuant to Section 3.2(c) or any capital expenditure to be funded pursuant to Section 3.2(d)(i);

(b)           Approve any capital expenditures that are not in the capital expenditure budget, or enter into a contract or commitment to incur any such capital expenditure, that in the aggregate exceed $10,000,000 in any fiscal year; provided that no such approval shall be required with respect to any such expenditure to be funded pursuant to Section 3.2(c) or any capital expenditure to be funded pursuant to Section 3.2(d)(i);

(c)           Incur indebtedness for borrowed money (excluding intra-company borrowings, the BGS Debt and the PPEC Debt), where the amount of such indebtedness incurred, together with all other indebtedness for borrowed money of the Company and its Subsidiaries (other than intra-company borrowings, the BGS Debt and the PPEC Debt), exceeds $25,000,000;

(d)           Sell, lease, transfer, pledge or otherwise dispose of any asset, including real property, in any transaction or series of related transactions for an amount (or having a book value) in excess of $5,000,000; provided that no such approval shall be required with respect to any sale, transfer or other disposition of any surplus equipment;

(e)           Commence or settle any litigation where the amount sought (in the case of commencement) or the amount to be paid or received by the Company or any of its Subsidiaries (in the case of settlement) exceeds US$200,000; provided, however, that in determining whether any such amount exceeds US$200,000, any amounts that are insured or subject to a third party indemnity shall be disregarded; provided, further, however, that the Board of Directors shall be given notice of any litigation or settlement (where the amount sought (in the case of commencement of litigation) or the amount to be paid or received by the Company or any of its Subsidiaries (in the case of settlement) exceeds $50,000;

(f)            Change any accounting policy of the Company that has the effect of materially altering the reported results of the Company (other than changes required by GAAP);

(g)           Engage in any material business activity outside the scope of the Business, other than activities reasonably related to the Business;

(h)           Except for distributions of Available Cash pursuant to Section 4.1 and distributions pursuant to Section 10.3, declare or pay any dividends or other distributions on the

Membership Interests or on the equity interests of any Subsidiary of the Company that is not a Wholly-owned Subsidiary;

(i)            Acquire (whether by merger, consolidation, share or asset acquisition, joint venture or similar transaction) any business or assets in any calendar year where the consideration to be paid in such acquisition, together with the aggregate consideration paid for all such previous acquisitions completed during such calendar year, will exceed $50 million in the aggregate for such calendar year (other than pursuant to the Purchase Agreement);

(j)            Appoint or remove any person as Chief Executive Officer or President;

(k)           Appoint or remove an accounting firm to serve as an auditor for the purposes of preparing financial statements of the Company;

(l)            Make any Company-initiated material change to the construction budget for the Project, other than as necessary for the Company to comply in respect of the Project with any applicable statute, law, rule, regulation, ordinance, order, judgment, injunction, determination or decree of any federal, state or local government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state or local court or tribunal; or

(m)          If the Company or any Subsidiary has employees, adopt, enter into or amend any Company-sponsored incentive related employee compensation or benefit plan, program, agreement or arrangement.

7.11         Matters Requiring Member Approval.

(a)           Notwithstanding anything in this Agreement to the contrary, without the prior written consent of each Initial Member, the Company shall not, and, where applicable, shall not permit any of its Subsidiaries to, directly or indirectly, take or permit to be taken any of the following actions; provided, however, that notwithstanding the foregoing, (A) during any Vulcan Minority Interest Period, the actions described in clauses (i), (iv), (v), (viii) and (x) below shall not require the prior written consent of Vulcan and (B) during any PAA Minority Interest Period, the actions described in clauses (i), (iv), (v), (viii) and (x) below shall not require the prior written consent of PAA:

(i)            Authorize, sell and/or issue any Membership Interests, partnership interests, capital stock, or other equity interest in the Company or any of its Subsidiaries, whether in a private or public offering, including an initial public offering, or grant, sell or issue other securities (including rights, warrants and options) convertible into, exchangeable for or exercisable for any of Membership Interests or partnership interests, capital stock, or other equity interests in the Company or any of its Subsidiaries, whether or not presently convertible, exchangeable or exercisable; provided, that this clause (i) shall not apply to (x) Membership Interests issued pursuant to Section 3.2(c) or (y) the issuance of Additional Interests of the Company or a Subsidiary pursuant to and in compliance with the requirements of Section 3.2(d);

(ii)           Change, modify or amend this Agreement;

(iii)          (x) Enter into any transaction, agreement or arrangement with or for the benefit of any Member or any of its Affiliates, other than the Administrative Services, or (y) modify or amend, or waive any right under or with respect to, any transaction, agreement or arrangement with or for the benefit of any Member or any of its Affiliates;

(iv)          Engage in any merger, consolidation, share exchange or any other similar business combination transaction (other than any such transaction entered into solely between the Company and any of its Wholly-owned Subsidiaries or among any of them);

(v)           Sell, lease, transfer, pledge or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its Subsidiaries;

(vi)          Voluntarily file for bankruptcy, liquidation, dissolution or winding up of the Company or any of its Subsidiaries or any event that would cause a dissolution or winding up of the Company or any of its Subsidiaries or any consent to any action brought by any other Person relating to any of the foregoing, or make any assignment for the benefit of creditors;

(vii)         Redeem, repurchase or retire any equity interest in the Company or any Subsidiary of the Company that is not a Wholly-owned Subsidiary, except as otherwise provided in Section 9.2(a);

(viii)        Authorize the filing of any registration statement with the Securities and Exchange Commission with respect to any securities of the Company or any of its Subsidiaries;

(ix)           Require any additional capital contribution from any Member (other than pursuant to Section 3.2(c));

(x)            Admit any additional Members; provided, that this clause (x) shall not apply to the admission of any additional Member in connection with any Membership Interest issued pursuant to and in compliance with the requirements of Section 3.2(d); or

(xi)           any amendment to the Purchase Agreement, or any waiver by the Company under the Purchase Agreement that would increase the liability of the Company with respect to any Company Guarantee (as defined in the Purchase Agreement).

(b)           Notwithstanding anything in this Agreement to the contrary, (i) during any Vulcan Minority Interest Period, without the prior written consent of Vulcan, and (ii) during any PAA Minority Interest Period, without the prior written consent of PAA, the Company shall not, and, where applicable, shall not permit any of its Subsidiaries to, directly or indirectly, take or permit to be taken any of the following actions:

(i)            Engage in any material business activity outside the scope of the Business, other than activities reasonably related to the Business; or

(ii)           Except for distributions of Available Cash pursuant to Section 4.1 and distributions pursuant to Section 10.3, declare or pay any dividends or other distributions on the Membership Interests or on the equity interests of any Subsidiary of the Company that is not a Wholly-owned Subsidiary.

7.12         Disputes between a Member and the Company. Notwithstanding anything in this Agreement to the contrary, in the event of any claim or dispute between the Manager or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or the exercise of any right of the Company under this Agreement in respect of the Manager or any of its Affiliates, the Initial Member that is not the Manager (or an Affiliate of the Manager) shall have the right to direct and control the Company’s or such Subsidiary’s prosecution or defense of any litigation or claim with, by or against, or exercise of the rights of the Company under this Agreement in respect of, the Manager or any of its Affiliates.

ARTICLE 8
DUTIES; LIABILITY AND INDEMNIFICATION

8.1           Duties of Managers, Members and Directors

(a)           Duty of Loyalty.  The Members agree that except as expressly provided in Article 13, nothing in this Agreement (or in the Act as it applies to this Agreement) shall restrict the Members and their Affiliates (including, if applicable, the Manager) from engaging or investing in, independently or with others, any business activity of any type or description, including those that might be the same as or similar to the Company’s business and that might be in direct or indirect competition with the Company.  Except as expressly provided in Article 13, neither the Company nor any other Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom.  Except as expressly provided in Article 13, neither any Member nor the Manager shall be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company.  Except as expressly provided in Article 13, the Members and the Manager shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to Persons other than the Company.  Each Member acknowledges that the other Members and their Affiliates (including, if applicable, the Manager) conduct other businesses, including businesses that may compete with the Company and for the Members’ time.  Each Member hereby waives any and all rights and claims that it may otherwise have under this Agreement (or the Act as it applies to this Agreement) against the other Members and their Affiliates (including, if applicable, the Manager) as a result of any of such activities.  No Member of the Company shall be required to manage the Company as such Member’s sole and exclusive function.  The parties hereby agree and acknowledge that the members of the Board shall be entitled to act solely in the interest of the Member that appointed them.

(b)           Duty of Care.  The purpose of this Section 8.1(b) is to set forth the agreement between the Members with respect to the duty of care that the Manager owes to the Members and to the Company.  The Members hereby agree that such duty of care consists solely of the duty to act with such care as would not constitute gross negligence, willful misconduct or actual fraud.  THE MANAGER SHALL BE LIABLE TO THE COMPANY AND THE OTHER MEMBERS AND THEIR RESPECTIVE AFFILIATES FOR ITS (OR IF IT SHALL HAVE MADE A DELEGATION TO ANY OF ITS AFFILIATES PURSUANT TO SECTION 7.1(d),

SUCH AFFILIATE’S) GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ACTUAL FRAUD IN THE PERFORMANCE OF THE ADMINISTRATIVE SERVICES AND THE DUTIES DELEGATED TO IT IN THIS AGREEMENT; BUT THE MANAGER, ITS REPRESENTATIVE, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (THE “MANAGER INDEMNIFIED PARTIES”) SHALL NOT BE LIABLE TO THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ACTUAL FRAUD, INCLUDING THE ORDINARY NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY (SHORT OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ACTUAL FRAUD) OF THE MANAGER OR ITS REPRESENTATIVE (THE “MANAGER INDEMNIFIED ACTS”); AND THE COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH MANAGER INDEMNIFIED PARTY FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER MEMBER) THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, THE MANAGER INDEMNIFIED ACTS.

(c)           Disclaimer of Duties.  WITH RESPECT TO ANY VOTE, CONSENT OR APPROVAL AT ANY MEETING OF THE MEMBERS OR THE BOARD OR OTHERWISE UNDER THIS AGREEMENT (OTHER THAN ACTIONS OF THE MANAGER IN ITS CAPACITY AS SUCH), EACH MEMBER (AND ITS DIRECTORS AND AUTHORIZED REPRESENTATIVES ACTING ON ITS BEHALF) MAY GRANT OR WITHHOLD SUCH VOTE, CONSENT OR APPROVAL (A) IN ITS SOLE AND ABSOLUTE DISCRETION, (B) WITH OR WITHOUT CAUSE, (C) SUBJECT TO SUCH CONDITIONS AS IT SHALL DEEM APPROPRIATE, AND (D) WITHOUT TAKING INTO ACCOUNT THE INTERESTS OF, AND WITHOUT INCURRING LIABILITY TO, THE COMPANY, ANY OTHER MEMBER, DIRECTOR OR AUTHORIZED REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY.  THE PROVISIONS OF THIS SECTION 8.1(c) SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF A MEMBER OR ITS DIRECTOR OR AUTHORIZED REPRESENTATIVE.

(d)           Totality of Duties.  Without limiting the generality of the foregoing, to the fullest extent permitted by Section 18-1101(c) of the Act, the Members agree that the foregoing subsections (a) and (b) describe in totality the fiduciary duties of the Manager to the Company and its Members, and of the Members to each other, and that the fiduciary duties of the Manager to the Company and its Members, or the Members to each other, shall not be those of a director to a corporation and its shareholders under the Delaware General Corporation Law or those of a partner to a partnership and its partners.

8.2           Limitation on Liability of Directors and Officers.  No Director, Authorized Representative or Officer shall have any liability to the Company or the Members for any losses sustained or liabilities incurred as a result of any act or omission of such Director, Authorized Representative or Officer in connection with the conduct of the business of the Company if, (i) in the case of an Officer (other than an Officer that also is an officer of the Manager), the Officer acted in good faith in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company or applicable law and to be within the scope of his or her authority and (ii) in the case of a Director, Authorized Representative or Officer, the conduct did not constitute bad faith, actual fraud, gross negligence or willful misconduct.  To the fullest extent permitted by Section 18-1101(c) of the Act, a Director or Authorized Representative, in performing his or her obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Member who designated such Director or Authorized Representative, considering only such factors, including the separate interests of the designating Member, as such Director or Authorized Representative or the designating Member chooses to consider, and any action of a Director or Authorized Representative or failure to act, taken or omitted in good faith reliance on the foregoing provisions of this Section 8.2 shall not constitute a breach of any duty including any fiduciary duty on the part of the Director or Authorized Representative or designating Member to the Company or any other Member, Director or Authorized Representative.  Except as required by the Act, the Company’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Officer, Member, Director or Authorized Representative shall be personally responsible for any such debt, obligation or liability of the Company solely by reason of being an Officer, Member, Director or Authorized Representative.  The Members shall be liable to the Company for the Capital Contributions specified in Section 3.1 and Section 3.2(c).  No Member shall be responsible for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other Member.

8.3           Indemnification.

(a)           The Company shall indemnify and hold harmless the Members (when not acting in violation of this Agreement or applicable law), Directors, Officers and Authorized Representatives (individually a “Company Affiliate”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which a Company Affiliate may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as a Company Affiliate, regardless of whether a Company Affiliate continues to be a Company Affiliate at the time any such liability or expense is paid or incurred, if such Company Affiliate acted in a manner consistent with its obligations under this Agreement (including this Article 8) and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful.

(b)           Expenses incurred by a Company Affiliate in defending any claim, demand, action, suit or proceeding subject to Section 8.3(a) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Company Affiliate to repay such amounts if it is ultimately determined that the Company Affiliate is not entitled to be indemnified as authorized in this Section 8.3.

(c)           The indemnification provided by this Section 8.3 shall be in addition to any other rights to which a Company Affiliate may be entitled pursuant to any approval of each of the Initial Members, as a matter of law or equity, or otherwise, and shall continue as to a Company Affiliate who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Company Affiliate.  The Company shall not be required to indemnify any Member in connection with any losses, claims, demands, actions, disputes, suits or proceedings, of any Member against any other Member.

(d)           The Company may purchase and maintain directors and officers insurance or similar coverage for its Directors and Officers in such amounts and with such deductibles or self-insured retentions as determined in the sole discretion of the Manager.

(e)           Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be subject to personal liability by reason of the indemnification provisions under this Section 8.3.

(f)            A Company Affiliate shall not be denied indemnification in whole or in part under this Section 8.3 because the Company Affiliate had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and all material facts relating to such indemnitee’s interest were adequately disclosed to the Board at the time the transaction was consummated.

(g)           Subject to Section 8.3(c), the provisions of this Section 8.3 are for the benefit of the Company Affiliates and the heirs, successors, assigns and administrators of the Company Affiliates and shall not be deemed to create any rights for the benefit of any other Persons.

(h)           Any repeal or amendment of any provisions of this Section 8.3 shall be prospective only and shall not adversely affect any Company Affiliates’ rights existing at the time of such repeal or amendment.

ARTICLE 9
TRANSFERS OF MEMBERSHIP INTERESTS

9.1           General Restrictions.

(a)           Prior to “substantial completion” of construction of the Project (as determined under the principal engineering, procurement and construction contract for the Project), no Member may Transfer all or any part of such Member’s Membership Interest to any Person other than a Transfer of all of such Membership Interest to a Permitted Transferee pursuant to Section 9.2 without the prior written consent of each Initial Member.  Thereafter, no Member may Transfer all or any part of such Member’s Membership Interest to any Person except (i) for a Transfer of all of such Membership Interest to a Permitted Transferee pursuant to Section 9.2, (ii) in accordance with the terms of Section 9.8 or (iii) pursuant to Section 9.9.  Any purported Transfer of a Membership Interest or a portion thereof in violation of the terms of this Agreement shall be null and void and of no force and effect.  Except upon a Transfer of all of a Member’s Membership Interest in accordance with this Section 9.1, no Member shall have the right to withdraw as a Member of the Company.

(b)           No Member shall be entitled to Transfer less than all of its Membership Interest.

9.2           Permitted Transferees.

(a)           Notwithstanding the provisions of Section 9.8, each Member shall have the right to Transfer (but not to substitute the transferee as a substitute Member in such Member’s place, except in accordance with Section 9.3), by a written instrument, all of a Member’s Membership Interest to a Permitted Transferee.  Notwithstanding the previous sentence, if the Permitted Transferee is such because it was an Affiliate of the transferring Member (the “Base Member”) at the time of such Transfer or the Transfer was a Permitted Transfer under clause (a) of the definition of Permitted Transfer and, at any time after such Transfer, such Permitted Transferee ceases to be an Affiliate of such Base Member or such Transfer or such Permitted Transferee ceases to qualify under such clause (a), then unless such transaction complies with Section 9.8, such Transfer shall be deemed to not be a Permitted Transfer and any Membership Interest beneficially owned by such former Affiliate or Permitted Transferee (a “Non-Qualifying Transferee”) must be transferred to such Base Member or an Affiliate of such Base Member who would be a Permitted Transferee prior to such Non-Qualifying Transferee’s loss of Affiliate status in respect of such Base Member or such Permitted Transferee ceasing to qualify under such clause (a), provided that if such Transfer does not occur prior to such loss of such Affiliate or Permitted Transferee status, in addition to any remedy available to the Company for the breach of this Agreement resulting therefrom, at the election of the Company (which election, and all other rights of the Company related thereto as set forth herein, may be made and exercised at the sole discretion of the Initial Member that is not the Base Member) either (i) the Transfer to the Non-Qualifying Transferee shall be null and void and of no force and effect, such Non-Qualifying Transferee shall automatically cease to be a Member, and the Company shall be entitled to treat the Base Member (or such other Person as the Board shall reasonably determine to be the rightful owner thereof) as the holder of the Membership Interest held by such Non-Qualifying Transferee for all purposes hereunder, notwithstanding any prior registration or recognition of the transfer of such Membership Interest to such Non-Qualifying Transferee or (ii) the Company shall have the right and option to purchase all, but not less than all, of the Membership Interest owned by such Non-Qualifying Transferee for a price equal to the Called Interest Value of such Membership Interests (determined in accordance with Section 3.6) and on the terms and conditions contained in Section 9.2(d) and (e); provided that the Company exercises such right and option by giving written notice of such exercise to the Non-Qualifying Transferee and the Initial Members no later than the 90th day after the Company first receives notice from the Base Member of such Non-Qualifying Transferee’s loss of Affiliate or Permitted Transferee status; and provided further that if the Non-Qualifying Transferee is an Initial Member, such purchase shall not require the approval of such Initial Member pursuant to Section 7.11(a)(vii).

(b)           Unless and until admitted as a substitute Member pursuant to Section 9.3, a transferee of a Member’s Membership Interest shall be an assignee with respect to such Transferred Membership Interest and shall not be entitled to participate in the management of the business and affairs of the Company or to become, or to exercise the rights of, a Member, including the right to appoint Directors, the right to vote, the right to require any information or accounting of the Company’s business, or the right to inspect the Company’s books and records.  Such transferee shall only be entitled to receive the share of distributions and profits, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled.  The transferor shall have the right to vote such Transferred Membership Interest until the transferee is admitted to the Company as a substitute Member.

(c)           If a Change of Control occurs with respect to Vulcan, then Vulcan shall notify the Company and PAA, and, unless all of Vulcan’s Membership Interest is transferred to an Affiliate of Vulcan Capital Private Equity I LLC within 30 days of such notice, the Company shall have the right and option (which option, and all other rights of the Company related thereto as set forth herein, may be made and exercised at the sole discretion of PAA) to purchase all, but not less than all, of Vulcan’s Membership Interest for a price equal to the Called Interest Value of such Membership Interest (determined in accordance with Section 3.6) and on the terms and conditions contained in Section 9.2(d) and (e); provided that the Company exercises such right and option by giving written notice to Vulcan no later than the 90th day after the Company first receives notice of such Change of Control from Vulcan; and provided further that such purchase shall not require the approval of Vulcan pursuant to Section 7.11(a)(vii).

(d)           Any purchase of Membership Interest pursuant to this Section 9.2 shall be consummated (the “Transfer Closing”) at the Company’s principal office at 10:00 a.m., prevailing business time, on the date (the “Transfer Closing Date”) specified in the notice from the Company provided pursuant to Section 9.2(a) or (c), as applicable, which shall be no later than the 90th day after the date of such notice.  If such date is not a Business Day, the Transfer Closing shall occur at the same time and place on and the Transfer Closing Date shall be, the next succeeding Business Day.  At the Transfer Closing, (i) the selling Initial Member shall deliver its Membership Interest duly endorsed, or accompanied by written instruments of transfer, in form and substance reasonably satisfactory to the Company, free and clear of any Encumbrances, and shall furnish such other evidence as may reasonably be necessary to effect the transfers of such Membership Interest, and (ii) the Company shall cause its books and records to reflect the Transfer.

(e)           In the event the Company exercises its purchase right pursuant to this Section 9.2 and in the event a selling Initial Member fails to designate an account to receive a wire transfer or fails to deliver such Membership Interest, in proper form for transfer, on the Transfer Closing Date, the Company may elect to deposit the cash representing the purchase price (minus any escrow fees) with an escrow agent.  From and after the deposit of such adjusted purchase price, such Membership Interest shall be deemed for all purposes (including the right to vote, receive distributions and exercise rights under this Agreement) to have been transferred to the Company, the Company shall cause its books and records to reflect the Transfer, and thereafter the only right of the Initial Member shall be the right to receive payment of the purchase price (minus any escrow fees), without interest, from the escrow account.  If the proceeds of sale have not been claimed by such selling Initial Member prior to the third anniversary of the Transfer Closing Date, the escrow deposits, and all interest earned thereon, shall be returned to the Company, and such selling Initial Member shall look solely to the Company for payment of the purchase price.  The escrow agent shall not be liable for any action or inaction taken by him in good faith.

9.3           Substitute Members.  No transferee of a Member’s Membership Interest who is not already a Member shall become a substitute Member in place of the transferor unless and until:

(a)           Such Transfer is in compliance with the terms of Section 9.1;

(b)           the transferee has executed an instrument in form and substance reasonably satisfactory to the Board accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement; and

(c)           the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute Member.

Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the Company shall cause its books and records to reflect the admission of the transferee as a substitute Member.  If a Membership Interest is transferred to an existing Member, the Company will adjust its books and records to reflect the Percentage Interest attributable to the Membership Interest so transferred.

9.4           Effect of Admission as a Substitute Member.  A transferee who has become a substitute Member has all the rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of the transferor Member under, the Certificate, this Agreement and the Act.  Upon admission of a transferee as a substitute Member, the transferor of the Membership Interest so held by the substitute Member shall cease to be a Member of the Company; provided, however, that the transferor of the Membership Interest shall continue to be bound by the provisions of Section 12.6 for a period of two years following such transfer.

9.5           Consent.  Each Member hereby agrees that upon satisfaction of the terms and conditions of Section 9.3 with respect to any proposed Transfer, the transferee may be admitted as a Member without any further action by a Member hereunder.

9.6           No Dissolution.  If a Member Transfers all of its Membership Interest pursuant to this Article 9 and the transferee of such Membership Interest is admitted as a Member pursuant to Section 9.3, such Person shall be admitted to the Company as a Member effective on the effective date of the Transfer and the Company shall not dissolve pursuant to Section 10.1.

9.7           Additional Members.  Subject to Section 3.2 and Section 7.11, any Person acquiring Membership Interests from the Company may become an additional Member of the Company for such consideration as the Board (or, in the circumstances specified in Section 3.2(d), as the requesting Party) shall determine, and such Person shall have such Percentage Interest as shall be determined in accordance with Section 3.2, provided that such additional Member complies with all the requirements of a transferee under Section 9.3(b) and (c).

9.8           Right of First Offer.  If an Initial Member desires to Transfer its Membership Interest in whole but not in part (the “Selling Member”) to any third party (other than to a Permitted Transferee of the Selling Member), the Selling Member shall invite the other Initial Member (the “Other Initial Member”) to make a firm offer to purchase such Membership Interest by promptly notifying the Other Initial Member in writing of such desire to Transfer such Membership Interest (such notice, the “Offer Notice”).  The Other Initial Member shall have a period of 45 days after delivery of the Offer Notice to provide the Selling Member with a Qualifying Offer.  A “Qualifying Offer” means a bona fide firm written offer by the Other Initial Member to purchase all (but not less than all) of the Selling Member’s then outstanding

Membership Interest, which offer shall (w) be for a fixed dollar amount, payable solely in cash and/or Acceptable Marketable Securities, (x) set forth the material terms and conditions of such offer and the price or method of determining such price (the “Offer Price”), (y) by its terms be open and irrevocable within the Offer Option Period and (z) accompanied by either written firm, binding commitments from reputable financial institutions to provide financing for such offer or a representation by the Other Initial Member that it has sufficient funds on hand (or available through committed, undrawn borrowing capacity) to consummate the transactions contemplated by such offer, in each case to the Selling Member’s reasonable satisfaction.  The Selling Member shall have a period of up to 90 days (the “Offer Option Period”) after the receipt of a Qualifying Offer within which to notify the Other Initial Member in writing that it accepts the Qualifying Offer.  If the Selling Member gives such written notice accepting the Qualifying Offer within the Offer Option Period then the Other Initial Member shall have up to an additional 60 days after the Selling Member gives such notice to do all things necessary to consummate the transaction, including receiving consents and entering into agreements, and for the avoidance of doubt during such time the Qualifying Offer shall remain irrevocable by the Other Initial Member.  If the Other Initial Member does not make a Qualifying Offer within the requisite 45-day period after delivery of the Offer Notice, or if, having made such an offer (which has been accepted by the Selling Member), the Other Initial Member fails to consummate such transaction within the 60-day period provided above, the Selling Member may secure a bona fide offer for such Membership Interest from a third party and Transfer such Membership Interest to such third party at any price and on any terms, provided that such Transfer to the bona fide third party is consummated within 180 days after delivery of a Qualifying Offer or the end of such 60-day period, as applicable.  In addition, following delivery of a Qualifying Offer, the Selling Member may secure a bona fide offer for such Membership Interest from a third party and Transfer such Membership Interest to such third party at a price greater than the Offer Price contained in, or is on terms which are otherwise, in the Selling Member’s reasonable judgment, in the aggregate superior to the terms of, the Qualifying Offer, provided that (i) to the extent that the Qualifying Offer and/or such other bona fide offer contemplates the issuance of Acceptable Marketable Securities, then for purposes of determining the price thereof, a reasonable discount shall be applied to such Acceptable Marketable Securities based on the costs associated with liquidating such securities, and (ii) such Transfer to the bona fide third party is consummated within 180 days after the date on which such Qualifying Offer is delivered.  To the extent the Selling Member accepts a Qualifying Offer under this Section 9.8 and the Other Initial Member fails to consummate such transaction in breach of the obligation created by the acceptance of such offer, the foregoing shall not preclude the Selling Member from seeking from the Other Initial Member money damages and suitable relief to which it may be entitled as a result of the Other Initial Member’s breach.

9.9           Tag-Along Rights

(a)           General.  If a Selling Member proposes to Transfer its Membership Interest following compliance with Section 9.8 to any Person other than to a Permitted Transferee of the Selling Member or to the Other Initial Member (a “Proposed Purchaser”), then the Selling Member will promptly provide the other Members (including the Other Initial Member) written notice (a “Transfer Notice”) of such proposed Transfer (a “Proposed Transfer”) and all of the terms of the Proposed Transfer as of the date of such Transfer Notice.  If within twenty Business Days of the receipt of the Transfer Notice, the Selling Member receives a written request (a

“Transfer Request”) to include all of the Membership Interest held, directly or indirectly, by any of the other Members in the Proposed Transfer, each of the other Members shall have the right to Transfer, at the same price, on the same terms and pursuant to the same conditions as the Proposed Transfer, all of the Membership Interests owned by such Member.  If any other Member has not accepted the offer contained in the Transfer Notice by delivering a Transfer Request to the Selling Member in the required time, such other Member shall be deemed to have irrevocably waived its rights under this Section 9.9(a) with respect to such Proposed Transfer, and the Selling Member shall thereafter be free, for a period of 180 days from the date of the Transfer Notice (or such shorter period as may be permitted in Section 9.8), to transfer the Membership Interest specified in the Transfer Notice upon the same terms and conditions set forth in the Transfer Notice.  Any Transfer Request shall be irrevocable, and once received by the Selling Member, the Member making such Transfer Request shall be obligated to Transfer to the Proposed Purchaser such Member’s Membership Interest in accordance with this Section 9.9(a).  In connection with the delivery of the Transfer Request, the Company shall cause its books and records to show that such Membership Interests are bound by the provisions of this Section 9.9(a) and that such Membership Interests shall be Transferred to the Proposed Purchaser identified in the Transfer Notice immediately upon surrender for Transfer by such holder.  The Selling Member shall not consummate any Proposed Transfer without compliance with this Section 9.9(a), and the Company shall not recognize or give effect to any purported Transfer of any Membership Interest not made in compliance with this Section 9.9(a).

(b)           Terms.  Membership Interests subject to a Transfer Request will be included in a Proposed Transfer pursuant hereto and to any agreement with the Proposed Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the Membership Interests which the Selling Member proposes to Transfer in the Proposed Transfer, subject to clause (c) below.  Such terms and conditions shall be determined in the sole discretion of the Selling Member, and shall include (i) the Transfer consideration (subject in the case of a Member making a Transfer Request, to clause (c) below) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that (x) if the terms set forth in such definitive documents differ in any material adverse respect (including any decrease in the economic terms) from the material terms set forth in the Transfer Notice with respect to such Proposed Transfer, then notwithstanding the delivery of a Transfer Request with respect to such Proposed Transfer, the Members who submitted such Transfer Request shall have the right to rescind such Transfer Request by delivering written notice of such rescission to the Selling Member within two Business Days of receipt of such definitive documents, and (y) any representations and warranties relating specifically to any Member shall only be made by that Member and any indemnification provided by the Members shall be on a several, not joint, basis and shall be based on the Percentage Interest being Transferred by each Member in the Proposed Transfer.  In addition, each participating Member shall reimburse the Selling Member for its proportionate share (based on consideration received) of the reasonable out-of-pocket costs and expenses incurred by the Selling Member in connection with any such Proposed Transfer.  Notwithstanding anything in this Agreement to the contrary, no Selling Member shall be permitted to engage in any Proposed Transfer that would otherwise be subject to this Section 9.9 unless the consideration to be paid in such Proposed Transfer consists solely of (i) cash, (ii) Acceptable Marketable Securities or (iii) a combination of cash and Acceptable Marketable Securities.  “Acceptable Marketable Securities” means marketable equity securities (i) that are listed on a national securities exchange or NASDAQ, (ii) the issuer of which has an equity market capitalization held by Persons who are not (or are not deemed to be) “affiliates” under the Securities Act of 1933, as amended, of the issuer (prior to giving effect to the Proposed Transfer), based on the average closing price of such equity securities during the ten trading days ending on the trading day immediately preceding the date of delivery of the Transfer Notice, that is at least five times the aggregate purchase price to be paid in such Proposed Transfer and (iii) the resale of which by the recipient thereof will not be subject to any restriction under the federal securities laws (other than the anti-fraud provisions thereof).

9.10         Remedies.  Each of the Members acknowledges that damages may not be an adequate compensation for the losses which may be suffered by the Company or the other Member as a result of the breach by a Member of the covenants contained in this Article 9 and that the Company and the other Member shall be entitled to seek specific performance or injunctive relief with respect to any such breach in lieu of or in addition to any recourse in damages without the posting of a bond or other security.

ARTICLE 10
DISSOLUTION AND TERMINATION

10.1         Events Causing Dissolution.

(a)           The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

(i)            The written consent of the Initial Members to dissolve;

(ii)           The Transfer of all or substantially all of the assets of the Company and the receipt and distribution of all the proceeds therefrom; or

(iii)          The entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

(b)           The withdrawal, death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company shall not, in and of itself, cause the Company’s dissolution.

10.2         Final Accounting.  Upon dissolution and winding up of the Company, an accounting will be made of the accounts of the Company and each Member and of the Company’s assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

10.3         Distributions Following Dissolution and Termination.

(a)           Liquidating Trustee.  Upon the dissolution of the Company, such party as is designated by a Majority in Interest will act as liquidating trustee of the Company (the “Liquidating Trustee”) and proceed to wind up the business and affairs of the Company in accordance with the terms of this Agreement and applicable law.  The Liquidating Trustee will use its reasonable best efforts to sell all Company assets (except cash) in the exercise of its best judgment under the circumstances then presented, that it deems in the best interest of the Members.  The Liquidating Trustee will attempt to convert all assets of the Company to cash so long as it can do so consistently with prudent business practice.  The Members and their respective designees will have the right to purchase any Company property to be sold on liquidation, provided that the terms on which such sale is made are no less favorable than would otherwise be available from third parties.  The gains and losses from the sale of the Company assets, together with all other revenue, income, gain, deduction, expense, loss and credit during the period, will be allocated in accordance with Article 5.  A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets.  This Agreement shall remain in full force and effect during the period of winding up.  In addition, upon request of the Board and if the Liquidating Trustee determines that it would be imprudent to dispose of any non-cash assets of the Company, such assets may be distributed in kind to the Members in lieu of cash, proportionately to their right to receive cash distributions hereunder.

(b)           Accounting.  The Liquidating Trustee will then cause proper accounting to be made of the Capital Account of each Member, including recognition of gain or loss on any asset to be distributed in kind as if such asset had been sold for consideration equal to the fair market value of the asset at the time of the distribution.  The Members intend that the allocations provided herein shall result in Capital Account balances in proportion to the Percentage Interests of the Members.

(c)           Liquidating Distributions.  In settling accounts after dissolution of the Company, the assets of the Company shall be paid to creditors of the Company and to the Members in the following order:

(i)            to creditors of the Company (including Members) in the order of priority as provided by law whether by payment or the making of reasonable provision for payment thereof, and in connection therewith there shall be withheld such reasonable reserves for contingent, conditioned or unconditioned liabilities as the Liquidating Trustee in its reasonable discretion deems adequate, such reserves (or balances thereof) to be held and distributed in such manner and at such times as the Liquidating Trustee, in its discretion, deems reasonably advisable; provided, however, that such amounts be maintained in a separate bank account and that any amounts in such bank account remaining after three years be distributed to the Members or their successors and assigns as if such amount had been available for distribution under Section 10.3(c)(ii); and then

(ii)           to the Members in proportion to the positive balances of their Capital Accounts after taking into account all Capital Account adjustments for the Company’s Fiscal Period in which the liquidation occurs.

(iii)          Any distribution to the Members in liquidation of the Company shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation.  For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Regulations Section 1.704-1(b)(2)(ii).

(d)           The provisions of this Agreement, including this Section 10.3, are intended solely to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company, and no such creditor of the Company shall be a third-party beneficiary of this Agreement, and no Member or Director shall have any duty or obligation to any creditor of the Company to issue any call for capital pursuant to this Agreement.

10.4         Termination of the Company.  The Company shall terminate when all assets of the Company, after payment or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 10, and the Certificate shall have been canceled in the manner required by the Act.

10.5         No Action for Dissolution.  The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 10.1.  Accordingly, except where the Board has failed to cause the liquidation of the Company as required by Section 10.1 and except as specifically provided in Section 18-802 of the Act, each Member hereby to the fullest extent permitted by law waives and renounces his right to initiate legal action to seek dissolution of the Company or to seek the appointment of a receiver or trustee to wind up the affairs of the Company, except in the cases of fraud, violation of law, bad faith, gross negligence, willful misconduct or willful violation of this Agreement.

ARTICLE 11
TAX MATTERS

11.1         Tax Matters Member.  Manager shall be the Tax Matters Member of the Company as provided in the Regulations under Section 6231 of the Code and analogous provisions of state law.  A Majority in Interest shall have the authority to remove or replace the Tax Matters Member of the Company and designate its successor; provided that such Majority in Interest shall include each Initial Member.

11.2         Certain Authorizations.  The Tax Matters Member shall represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities including any resulting administrative or judicial proceedings.  Without limiting the generality of the foregoing, and subject to the restrictions set forth herein, the Tax Matters Member, but only with the consent of each Initial Member, is hereby authorized:

(a)           to enter into any settlement agreement with respect to any tax audit or judicial review, in which agreement the Tax Matters Member may expressly state that such agreement shall bind the other Members except that such settlement agreement shall not bind any Member that has not approved such settlement agreement in writing;

(b)           if a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes is mailed to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or elsewhere as allowed by law, or the United States Claims Court;

(c)           to intervene in any action brought by any other Member for judicial review of a final adjustment;

(d)           to file a request for an administrative adjustment at any time and, if any part of such request is not allowed, to file a petition for judicial review with respect to such request;

(e)           to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(f)            to take any other action on behalf of the Members (with respect to the Company) or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or the Regulations.

Each Member shall have the right to participate in any such actions and proceedings to the extent provided for under the Code and Regulations.

11.3         Indemnity of Tax Matters Member.  To the maximum extent permitted by applicable law and without limiting Article 8, the Company shall indemnify and reimburse the Tax Matters Member for all expenses (including reasonable legal and accounting fees) incurred as Tax Matters Member pursuant to this Article 11 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members as long as the Tax Matters Member has determined in good faith that the Tax Matters Member’s course of conduct was in, or not opposed to, the best interest of the Company.  The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent provided herein or required by law, is a matter in the sole discretion of the Tax Matters Member.

11.4         Information Furnished.  To the extent and in the manner provided by applicable law and Regulations, the Tax Matters Member shall furnish the name, address, profits and loss interest, and taxpayer identification number of each Member to the Internal Revenue Service.

11.5         Notice of Proceedings, etc.  The Tax Matters Member shall use its reasonable best efforts to keep each Member informed of any administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes or any extension of the period of limitations for making assessments of any tax against a Member with respect to any Company item, or of any agreement with the Internal Revenue Service that would result in any material change either in Profits or Losses as previously reported.

11.6         Notices to Tax Matters Member.  Any Member that receives a notice of an administrative proceeding under Section 6233 of the Code relating to the Company shall promptly provide Notice to the Tax Matters Member of the treatment of any Company item on such Member’s Federal income tax return that is or may be inconsistent with the treatment of that item on the Company’s return.  Any Member that enters into a settlement agreement with the Internal Revenue Service or any other government agency or official with respect to any Company item shall provide Notice to the Tax Matters Member of such agreement and its terms within sixty (60) days after the date of such agreement.

11.7         Preparation of Tax Returns.  The Tax Matters Member shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items necessary for Federal, state and local income tax purposes and shall use all reasonable efforts to furnish to the Members within ninety (90) days of the close of the taxable year a Schedule K-1 and such other tax information reasonably required for Federal, state and local income tax reporting purposes.  The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the cash or accrual method of accounting for Federal income tax purposes, as the Board shall determine in its sole discretion in accordance with applicable law.

11.8         Tax Elections.  Subject to Section 11.9, a Majority in Interest shall, in its sole discretion, determine whether to make any available election; provided, that such Majority in Interest shall include each Initial Member.

11.9         Taxation as a Partnership.  No election shall be made by the Company or any Member for the Company to be excluded from the application of any of the provisions of Subchapter K, Chapter I of Subtitle A of the Code or from any similar provisions of any state tax laws or to be treated as a corporation for federal tax purposes.

ARTICLE 12
ACCOUNTING AND BANK ACCOUNTS

12.1         Fiscal Year and Accounting Method.  The fiscal year and taxable year of the Company shall be the calendar year.  The Company shall use an accrual method of accounting.

12.2         Books and Records.  The Company shall maintain at its principal office, or such other office as may be determined by the Board, all the following:

(a)           A current list of the full name and last known business or residence address of each Member, and of each member of the Board, together with information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;

(b)           A copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed;

(c)           Copies of the Company’s Federal, state, and local income tax or information returns and reports, if any, which shall be retained for at least six fiscal years;

(d)           The financial statements of the Company; and

(e)           The Company’s books and records.

12.3         Delivery to Members; Inspection.  Upon the request of any Member, for any purpose reasonably related to such Member’s interest as a member of the Company, the Board shall cause to be made available to the requesting Member the information required to be maintained by clauses (a) through (e) of Section 12.2 and such other information regarding the business and affairs and financial condition of the Company as any Member may reasonably request.

12.4         Financial Statements.  The Company shall cause to be prepared for the Members at least annually, at the Company’s expense, financial statements of the Company, and its Subsidiaries, prepared in accordance with generally accepted accounting principles and audited by a nationally recognized accounting firm.  The financial statements so furnished shall include a balance sheet, statement of income or loss, statement of cash flows, and statement of Members’ equity.  In addition, the Company shall provide on a timely basis to the Members monthly and quarterly financials, statements of cash flow, any available internal budgets or forecast or other available financial reports, as well as any reports or notices as are provided by the Company, or any of its Subsidiaries to any financial institution; provided, however, that during the first six months following the Closing Date, the requirement for monthly financial statements shall be satisfied by the provision of monthly estimates.

12.5         Filings.  At the Company’s expense, the Board shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company as is necessary (or as may be reasonably requested by a Member) to enable the Members to prepare their Federal, state and local income tax returns.  The Board, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate Federal, state and local regulatory and administrative bodies, all reports required to be filed by the Company with those entities under then current applicable laws, rules, and regulations.  The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.

12.6         Non-Disclosure.  Each Member agrees that, except as otherwise consented to by the Board in writing, all non-public and confidential information furnished to it pursuant to this Agreement will be kept confidential and will not be disclosed by such Member, or by any of its agents, representatives, or employees, in any manner whatsoever, in whole or in part, except that (a) each Member shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Member’s investment in the Company (collectively, “Representatives”) and are apprised of the confidential nature of such information, (b) each Member shall be permitted to disclose information to the extent required by law, legal process, regulatory requirements or applicable stock exchange requirements, so long as (in the case of legal process) such Member shall have used its reasonable efforts to first afford the other Initial Member with a reasonable opportunity to contest the necessity of disclosing such information, (c) each Member shall be permitted to disclose such information to possible purchasers of all or a portion of the Member’s Membership Interest, provided that such prospective purchaser shall execute a suitable confidentiality agreement in a form approved by the Company containing terms not less restrictive than the terms set forth herein, and (d) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement.  Each Member shall be responsible for any breach of this Section 12.6 by its Representatives.

ARTICLE 13
NON-COMPETITION

13.1         Non-Competition.  Each of the Members hereby acknowledges that the Company and its Subsidiaries operate in a competitive business and compete with other Persons operating in the Gas Storage Business in North America for acquisition opportunities.  Each of the Members agrees that during the period that it is a Member, except as permitted pursuant to Section 13.2, it shall not, directly or indirectly, compete, or engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender, guarantor of any Person that competes, in North America with the Gas Storage Business conducted by the Company or any of its Subsidiaries.  Each of the Members confirms that the restrictions in this Section 13.1 are reasonable and valid and all defenses to the strict enforcement thereof are hereby waived by each of the Members.

13.2         Restricted Business

(a)           For so long as it is a Member, prior to any Member engaging in or acquiring control of, or causing any of its Affiliates to engage in or acquire control of, any Gas Storage Business, such Member shall notify the Board in writing of such engagement or acquisition and offer the Company in writing the opportunity to engage in or acquire control of such Gas Storage Business.  Each of the Members acknowledges and agrees that the foregoing (and the restrictions set forth in Section 13.1) shall not apply to Vulcan and its Affiliates making and managing investments in the ordinary course of business in securities of issuers engaged in the Gas Storage Business, provided that such securities represent less than 15% of the equity ownership of the issuer on a fully diluted basis, or are convertible into less than 15% of the equity ownership of the issuer on a fully diluted basis (such investments “Institutional Investments”), and so long as (i) such Institutional Investments are not in violation of the provisions of Section 12.6, (ii) Vulcan does not have voting or management rights with respect to the issuer that are materially greater than those granted to Vulcan in this Agreement during any Vulcan Minority Interest Period, and (iii) if such Institutional Investment involves the acquisition of more than 3% of the outstanding equity interest in the issuer thereof, Vulcan provides notice to the Company and PAA of such Institutional Investment promptly following its investment therein.

(b)           As soon as practicable, but in any event, within 15 days after receipt of such notification pursuant to Section 13.2(a), the Board shall notify such Member that either (x) the Board has determined, in accordance with Section 7.10, to cause the Company to pursue such Gas Storage Business or (y) the Board has failed to determine to cause the Company to pursue such Gas Storage Business (whether due to a vote of the Directors or the failure of the Board to achieve a quorum at a duly noticed meeting to consider such matter).  If the Board notifies such Member that it has failed to determine to cause the Company to pursue such opportunity, or if having provided the notice contemplated in clause (x) of the preceding sentence, the Company ceases to actively pursue such opportunity, such Member or its Affiliate shall be free to engage in or acquire control of such Gas Storage Business, provided that if the opportunity was presented by an Initial Member (or an Initial Member or any of its Affiliates, other than the Company, is given the opportunity to participate in such opportunity) and either of the Directors appointed by such Initial Member voted against pursuit of such opportunity by the Company or any of its Subsidiaries (or if both of such Directors failed to attend a duly noticed meeting of the

Board to consider such opportunity), then such Initial Member and its Affiliates (other than the Company) shall not be free to engage in or acquire control of such Gas Storage Business or participate in such opportunity unless the Directors appointed by the other Initial Member also voted against pursuit of such opportunity.  In addition to the foregoing, if an Initial Member identifies an opportunity to engage in or acquire control of a Gas Storage Business but does not want the Company to pursue such opportunity, the other Initial Member shall be free to engage in or acquire control of such Gas Storage Business.

(c)           Notwithstanding Section 13.2(a), a Member or its Affiliate may acquire control of a Person that is engaged in the Gas Storage Business (and shall not be deemed to be engaged in the Gas Storage Business with respect to the business of such Person) if no more than 50% of the consolidated revenues of such Person during the most recent calendar year were derived from such Gas Storage Business, provided that not later than 30 days after the consummation of the acquisition by such Member or its Affiliate of control of such Person, such Member shall notify (the “Section 13.2(c) Notice”) the Board of such acquisition and offer the Company the opportunity to purchase such Gas Storage Business.  As soon as practicable, but in any event, within 30 days after receipt of the Section 13.2(c) Notice, the Board shall notify such Member that either (x) the Directors of the other Initial Member have failed to approve the Company’s purchasing of such Gas Storage Business (whether due to a vote of the Directors or the failure of the Board to achieve a quorum at a duly noticed meeting to consider such matter due to the absence of any Director of such other Initial Member), in which event such Member or its Affiliate shall be free to continue to engage in such Gas Storage Business, or (y) the Board has elected to cause the Company to purchase such Gas Storage Business, in which event the acquiring Member and the Company shall negotiate in good faith regarding the sale of such Gas Storage Business to the Company.  The acquiring Member shall provide all information concerning the business, operations and finances of such Gas Storage Business as may be reasonably requested by the Company.  If the acquiring Member and the Company fail to reach an agreement regarding the sale of such Gas Storage Business to the Company within 90 days after receipt of the Section 13.2(c) Notice, or if having reached such an agreement during such period, the transaction contemplated by such agreement shall not have been consummated within 180 days after execution of such agreement (other than due to a breach thereof by the acquiring Member or its Affiliate), then the acquiring Member shall have satisfied its obligations under this Section 13.2(c) and the acquiring Member or its Affiliate shall be free to continue to engage in such Gas Storage Business.

13.3         Damages.  Each of the Members acknowledges that damages may not be an adequate compensation for the losses which may be suffered by the Company as a result of the breach by such Member of the covenants contained in this Article 13 and in Section 12.6 and that the Company shall be entitled to seek injunctive relief with respect to any such breach in lieu of or in addition to any recourse in damages without the posting of a bond or other security.

13.4         Limitations.  In the event that a court of competent jurisdiction decides that the limitations set forth in Section 13.1 or Section 13.2 hereof are too broad, such limitations shall be reduced to those limitations that such court deems reasonable.

ARTICLE 14
ADMINISTRATIVE SERVICES

14.1         Administrative Services.  On the Closing Date, employees of Energy Center Investments, LLC and its subsidiaries shall become employees of Manager.  The costs associated with such employees, replacements and new hires considered necessary to manage the business shall be reimbursed to Manager by the Company as provided herein.  In addition, Manager hereby agrees to furnish to the Company and its Subsidiaries such additional administrative services reasonably necessary for the operation of the Company’s business (the “Administrative Services”).  It is the intent between the Members that Manager shall be reimbursed for such Administrative Services which, except as provided in Section 4.1, shall be provided at Manager’s cost (e.g., with no mark-up or profit).  In determining the reimbursement amount, Manager shall be required to make reasonable allocations of shared services, facilities and business expenses, which allocations shall be made in good faith and documented.  Without Vulcan’s advance approval, such allocations shall not include an allocation of time or costs associated with PAA’s senior officers (other than direct out-of-pocket expenses incurred by such officers), but as applicable shall include a reasonable allocation for management and staff positions below such levels.  For avoidance of doubt, Manager shall be entitled to obtain reimbursement for all costs, including benefits and incentive compensation arrangements, attributable to employees (other than PAA’s senior officers) directly engaged in the Business on behalf of the Company.  Such reimbursements shall be made not less than quarterly.  If the Company does not have sufficient cash to pay the entire amount payable pursuant to this Section 14.1, the shortfall will be carried forward and paid by the Company as soon as such funds are available.

14.2         Services Standard.  Manager will provide the services of appropriately skilled and experienced persons in the performance of the Administrative Services.  The Administrative Services shall be substantially identical in nature and quality to the services of such type provided by Manager with respect to the business, properties and assets of it and its subsidiaries.  In performing the Administrative Services, Manager will take reasonable actions to comply with all federal, state, county and municipal laws, rules, regulations, ordinances, orders and other legally-enforceable requirements applicable to the provision of the Administrative Services Notwithstanding the foregoing, Manager will be liable to the Company in connection with the performance of the Administrative Services only as provided in Section 8.1.

14.3         Termination.  The obligation of PAA to provide the Administrative Services shall terminate at such time as PAA is replaced as Manager or it is no longer a Member.

ARTICLE 15
MISCELLANEOUS

15.1         Waiver of Default.  No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the Company or a Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement.  Failure on the part of the Company or a Member to complain of any act or failure to act of the Company or a Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

15.2         Amendment.

(a)           Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by each of the Initial Members.

(b)           In addition to any amendments otherwise authorized herein, the Board may make any amendments to any of the Schedules to this Agreement from time to time to reflect transfers of Membership Interests and issuances of additional Membership Interests.  Copies of such amendments shall be delivered to the Members upon execution thereof.

(c)           The Board shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

(d)           Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 15.2 shall be binding on all Members and the Board.

15.3         No Third Party Rights.  Except as provided in Article 8, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.

15.4         Severability.  In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

15.5         Nature of Interest in the Company.  A Member’s Membership Interest shall be personal property for all purposes.

15.6         Binding Agreement.  Subject to the restrictions on the disposition of Membership Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

15.7         Headings.  The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

15.8         Word Meanings.  The words “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  When verbs are used as nouns, the nouns correspond to such verbs and vice versa.

15.9         Counterparts.  This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

15.10       Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior writings or agreements between the parties with respect to the subject matter hereof, including the Original Agreement.

15.11       Partition.  The Members agree that the Property is not and will not be suitable for partition.  Accordingly, each of the Members hereby irrevocably waives any and all right such Member may have to maintain any action for partition of any of the Property.  No Member shall have any right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company.

15.12       Governing Law; Consent to Jurisdiction and Venue.  This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws.  The parties hereby submit to the exclusive jurisdiction and venue of the state courts of Harris County, Texas or to the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Company or Members may, at their option, enforce their rights hereunder in such courts.

15.13       Expenses.  The Company shall pay (or reimburse) all documented out-of-pocket costs and expenses incurred by either Initial Member in connection with the transactions contemplated by the Purchase Agreement, and the negotiation, execution and delivery of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

PLAINS ALL AMERICAN PIPELINE, L.P.

By:	Plains AAP, L.P.,
its general partner

By:	Plains All American GP LLC, its general partner

By:	/s/ Greg L. Armstrong
Name: Greg L. Armstrong
	Title:	Chairman of the Board and Chief Executive Officer

VULCAN GAS STORAGE LLC

By:	/s/ David N. Capobianco
Name: David N. Capobianco
Title: